Exhibit 10.6

PURCHASE AND SALE AGREEMENT

BY AND AMONG

FIVE STAR QUALITY CARE, INC.,

AS PURCHASER,

AND

RESIDENTIAL CARE II, L.L.C.,
RESIDENTIAL CARE IV, L.L.C.,
RESIDENTIAL CARE VI, L.L.C.,
E&F REALTY CO., L.L.P.
AMERICAN SENIOR HOME CARE, L.L.C. AND
AMERICAN SENIOR HOME CARE OF FT. WAYNE, L.L.C.
JOINTLY AND SEVERALLY,
AS SELLERS

MARCH 18, 2011

Forest Creek Commons
6510 U.S. 31 South
Indianapolis, Indiana  46227

Covington Commons
2601 Covington Commons Drive
Fort Wayne, Indiana  46804

Northwoods Commons
2501 Friendship Boulevard
Kokomo, Indiana  46901

i

Table of Contents

(continued)

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of March 18, 2011 (the “Effective Date”) by and among FIVE STAR QUALITY CARE, INC., a Maryland corporation, as purchaser (the “Purchaser”), and RESIDENTIAL CARE II, L.L.C., an Indiana limited liability company, RESIDENTIAL CARE IV, L.L.C., an Indiana limited liability company, RESIDENTIAL CARE VI, L.L.C., an Indiana limited liability company, E&F REALTY CO., L.L.P., an Indiana limited liability partnership, AMERICAN SENIOR HOME CARE, L.L.C., an Indiana limited liability company and AMERICAN SENIOR HOME CARE OF FT. WAYNE, L.L.C., an Indiana limited liability company (each individually, a “Seller” and, jointly and severally, the “Sellers”).

WITNESSETH:

WHEREAS, the Sellers own and operate certain real property and related property comprising three assisted living/independent living communities located in the State of Indiana as more particularly described on Schedule 1 attached hereto and made a part hereof; and

WHEREAS, American Senior Communities, L.L.C., an Indiana limited liability company (“ASC”), manages each of the Facilities (as defined below), and EagleCare II, L.L.C., an Indiana limited liability company (“Eagle”), provides employees to each of the Facilities, for and on behalf of the Sellers; and

WHEREAS, the Purchaser desires to purchase the Properties (as defined below) from the Sellers, and the Sellers desire to sell the Properties to the Purchaser, subject to and in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Purchaser and the Sellers, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1.          Definitions.  Capitalized terms used in this Agreement have the meanings set forth below or in the section of this Agreement referred to below and such definitions apply equally to the singular and plural forms, and to the masculine and feminine forms, of such words:

“Agreement”  means this Purchase and Sale Agreement, together with all of the Schedules and Exhibits attached hereto, as it and they may be amended, modified or supplemented from time to time as herein provided.

“ASC”  has the meaning given such term in the recitals to this Agreement.

“Broker”  means Marcus & Millichap.

“Business Day”  means any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Massachusetts or the State of Indiana are authorized by law or executive action to close.

“Clearwater and Rosewalk Purchase Agreement” means  that certain Purchase and Sale Agreement, dated as of the Effective Date, by and among Residential Care I, L.L.C., Residential Care III, Inc., Clearwater Garden Homes, L.L.C., Rosewalk Garden Homes, L.L.C., and American Senior Home Care, L.L.C., as sellers, and the Purchaser, as purchaser, as the same may be amended, restated, supplemented or modified from time to time.

“Closing”  means the closing of the transactions contemplated by this Agreement.

“Closing Date”  means the first day of the first full calendar month following the date which is twenty-one (21) days after the last to occur of (a) the expiration of the Inspection Period, (b) the date on which the Purchaser shall have obtained the applicable healthcare licenses described in Section 4.1(a), or (c) the date on which the last required Lender consent to the assumption of the Loans by the Purchaser in accordance with Section 4.1(b) is received.

“Code”  means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as it and they may be amended, modified or supplemented from time to time.

“Deposit”  means Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00).

“Eagle”  has the meaning given such term in the recitals to this Agreement.

“ERISA”  means the Employee Retirement Income Security Act of 1974, as it may be amended, modified or supplemented from time to time.

“ERISA Affiliate”  means any Person and/or such Person’s Subsidiaries or affiliates or any trade or business (whether or not incorporated) which is under common control with such Person or such Person’s Subsidiaries or affiliates or which is treated as a single employer with such Person or such Person’s Subsidiaries or affiliates under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Effective Date”  has the meaning given such term in the first paragraph of this Agreement.

“Employee”  means any individual who has been hired or retained, in whatever capacity, to provide services to the Residents of any Facility or otherwise in connection with the day-to-day operation of any Facility.

“Employee Benefit Plan”  means any employee benefit plan, as defined in Section 3(3) of ERISA.

“Escrow Agent”  means the New York, New York office of Commonwealth Land Title Insurance Company or any other Person as shall be designated by the Purchaser and reasonably approved by the Sellers.

“Facility”  means any one of the assisted living/independent living communities identified on Schedule 1 attached hereto.

“FF&E”  means, with respect to each Facility, collectively, all fixtures, furniture, equipment, machinery, systems and other items of personal property, which are attached or appurtenant to, located on or used in connection with the ownership, use, operation or maintenance of such Facility, including, without limitation, any motor vehicles used in connection with the operation or maintenance of such Facility.

“Files and Records”  means, with respect to each Facility, collectively, all books, records, files, and papers, whether in hard copy or electronic format, used in connection with the ownership, use, operation or maintenance of such Facility or the business conducted thereon, including, without limitation, sales, marketing and advertising materials, lists of present suppliers and personnel, employment records, policies and procedures, and all records relating to the personal, medical, social, and financial status of each Resident, including but not limited to, admission applications, Multiple Data Set (MDS) evaluations, care plans, medical records and other resident specific data required to be kept by licensing and certification authorities.

“GAAP”  means United States generally accepted accounting principles as in effect on the date of the applicable Seller Financial Statements being referenced.

“Hazardous Materials” means, collectively, any substances or materials which are now or hereafter classified or considered to be hazardous or toxic or the presence of which requires investigation or remediation under any Laws relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

“Healthcare Licenses”  means, with respect to each Facility, collectively, those certain healthcare licenses and approvals which are necessary to permit such Facility to be operated as it is currently operated and to permit the Sellers or any of their affiliates to provide the services which each currently provides to the Residents of such Facility, including, without limitation, the home healthcare licenses issued in the name of American Senior Home Care, L.L.C. and American Senior Home Care of Ft. Wayne, L.L.C.

“Holdback Amount”  means, collectively, the sum of One Million Forty Thousand and No/100 Dollars ($1,040,000.00), together with any interest earned thereon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

“Improvements”  means, with respect to each Facility, collectively, the buildings, structures and other improvements located on the Land on which such Facility is located (including, without limitation, the Facility), and all fixtures and other property affixed thereto.

“Inspection Period”  means the period commencing on the Effective Date and expiring at 6:00 p.m., local time at the Property, on May 2, 2011.

“Intangible Property”  means, with respect to each Facility, collectively, all of the intangible property arising from or used in connection with the ownership, use, operation or maintenance of the Land, the Improvements, the FF&E, the Files and Records and the Inventory associated with such Facility (including, without limitation, any and all warranties or guaranties related to the FF&E or the Improvements as well as the name of such Facility, and the Licenses and Permits, the Resident Agreements and the Service Contracts associated with such Facility).

“Inventory”  means, with respect to each Facility, collectively, all consummables, inventories, stocks, supplies and other related items which are used in connection with the ownership, use, operation or maintenance of such Facility or the provision of services to the Residents of such Facility.

“Land”  means, with respect to each Facility, those certain parcels of land as further described on Schedule 2 attached hereto and made a part hereof and containing approximately 22.433 acres in the aggregate, together with all appurtenances, easements, and rights of way related to such parcels of land, including, without limitation, all of the applicable Seller’s right, title and interest in and to any streets, alleys or rights of way adjacent thereto.

“Laws”  means, collectively, all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which each Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of such Property, such Property or the use of such Property or any other legal requirements applicable to such Property, including, without limitation, those relating to the environment, zoning, construction, occupancy, occupational health and safety or fire safety.

“Lender”  means The Federal Home Loan Mortgage Corporation, the current lender under the Loan Documents.

“Licenses and Permits”  means, with respect to each Facility, collectively, all certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating to the ownership, construction, use, management, operation, or enjoyment of such Facility.

“Loan Documents”  means those certain agreements, documents and other instruments evidencing or securing the Loans and further described on Schedule 3 attached hereto and made a part hereof.

“Loans”  means those certain loans described on Schedule 3 attached hereto and made a part hereof.

“Losses”  has the meaning given such term in Section 8.2.

“Other Purchase Agreements” means, collectively, the Clearwater and Rosewalk Purchase Agreement and the Riverwalk Purchase Agreement.

“Outside Closing Date”  means July 1, 2011.

“Permitted Exceptions”  means, with respect to each Property, collectively, (a) any liens for real estate taxes or assessments not yet due and payable or due and payable but not yet delinquent, (b) the Loan Documents relating to such Property unless the Purchaser elects to prepay the Loan(s) associated with such Loan Documents in accordance with Section 4.1(b), and (c) such other non-monetary encumbrances with respect to such Property which are shown on the Title Commitments or the Surveys with respect to such Property but are not objected to by the Purchaser in accordance with Section 3.4 or which are otherwise deemed to be Permitted Exceptions in accordance with Section 3.4.

“Person”  means an individual, partnership, joint venture, corporation, limited liability company, trust, real estate investment trust, any other form of business association or organization, and/or any government or governmental board, body or authority.

“Property”  means, with respect to each Facility, collectively, the Land, the Improvements, the FF&E, the Files and Records, the Intangible Property, the Inventory, the Licenses and Permits, the Resident Agreements, the Resident Deposits and the Service Contracts.

“Purchase Price”  means Fifty-Two Million and 00/100 Dollars ($52,000,000.00).

“Purchaser”  has the meaning given such term in the initial paragraph of this Agreement, together with any permitted successors and assigns.

“Resident”  means any resident under a Resident Agreement.

“Resident Agreement”  means any resident agreement or any other agreement pursuant to which a Resident occupies a unit in any Facility, as the same may be amended, modified or supplemented from time to time as herein provided.

“Resident Deposit”  means any deposit or other security given by a Resident pursuant to a Resident Agreement.

“Riverwalk Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the Effective Date, by and among Residential Care VII, L.L.C. and Riverwalk Garden Homes, L.L.C., as sellers, and the Purchaser, as purchaser, as the same may be amended, restated, supplemented or modified from time to time.

“Seller” and “Sellers” have the meaning given such terms in the initial paragraph of this Agreement.

“Seller Benefit Arrangement”  means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, fringe benefits, change in control benefits, life, health, dental, disability or accident benefits (including, without limitation, any “voluntary employees’

beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of equity or incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Seller Employee Benefit Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any Seller Party (but only with respect to the Employees or former employees or directors or former directors at the Facilities) or any of their ERISA Affiliates, and (c) covers any Employees, former employees, directors or former directors of any Seller Party (but only with respect to the Employees or former employees or directors or former directors at the Facilities) or any of their ERISA Affiliates.

“Seller Employee Benefit Plan”  means any Employee Benefit Plan that is sponsored or contributed to by any Seller Party or any of its ERISA Affiliates (or that has been maintained by such Person within the preceding six (6) years) covering Employees or former employees of any Seller Party (but only with respect to the Employees or former employees at the Facilities) or any of their ERISA Affiliates.

“Seller Financial Statements”  has the meaning given such term in Section 5.1(e).

“Seller Parties” means, collectively, ASC, Eagle and each Seller.

“Service Contracts”  means, with respect to each Facility, collectively, all contracts and other third-party agreements related to the use, operation or maintenance of such Facility (other than Licenses and Permits and Residential Agreements), as the same may be amended, modified or supplemented from time to time as herein provided.

“Subsidiaries”  means all corporations, associations or other entities of which a Person owns, directly or indirectly, more than twenty percent (20%) of the voting stock or other voting equity interests of such corporation, association or other entity.

“Surveys”  has the meaning given such term in Section 3.4(b).

“Surviving Obligations”  means the liabilities and obligations of the Purchaser or the Seller Parties which expressly survive the Closing or the termination of this Agreement.

“Title Commitments”  has the meaning given such term in Section 3.4(a).

“Title Company”  means Commonwealth Land Title Insurance Company or such other nationally-recognized title insurance company as may be selected by the Purchaser.

“Title Objection Notice”  shall have the meaning given such term in Section 3.4(c).

“Title Policies”  has the meaning given such term in Section 4.1(h).

“Title Response Date”  has the meaning given such term in Section 3.4(c).

“Trade Payables”  means, with respect to each Property, amounts payable to providers or suppliers of goods and services to such Property in the ordinary course of business.

“Voluntary Lien”  means any mortgage, deed of trust or other consensual or non-consensual monetary lien encumbering any Property (other than the Loan Documents relating to such Property unless the Purchaser elects to prepay the Loan(s) associated with such Loan Documents in accordance with Section 4.1(b)), as well as any consensual lien that results from a breach by any Seller of its obligations under this Agreement.

ARTICLE II.
PURCHASE AND SALE; CLOSING

2.1.          Purchase and Sale.  In consideration of the payment of the Purchase Price by the Purchaser to the Sellers and for other good and valuable consideration, the Sellers hereby agree to sell the Properties to the Purchaser, and the Purchaser hereby agrees to purchase the Properties from the Sellers, subject to and in accordance with the terms and conditions of this Agreement.  For the avoidance of doubt, the Properties include all of the assets of any home healthcare agency operating at any Facility, including, without limitation, American Senior Home Care, L.L.C. and American Senior Home Care of Ft. Wayne, L.L.C., to the extent such assets are used in or otherwise relate to the operations of the home healthcare agency at such Facility, including, without limitation, any FF&E, Files and Records, Intangible Property, Inventory, and Licenses and Permits of such home healthcare agency.

2.2.          Closing.  The purchase and sale of the Properties will be consummated at the Closing which will be held through an escrow established at the offices of the Escrow Agent on the Closing Date.  If the Closing does not occur on or before the Outside Closing Date, any party may terminate this Agreement provided such party is not in default hereunder, whereupon the Escrow Agent shall immediately return the Deposit to the Purchaser and no party shall have any further rights or obligations hereunder except for the Surviving Obligations; provided, however, such termination shall not impair or otherwise excuse any of the rights or obligations of the parties under Article X if the Closing fails to occur because of any breach or default by any party to this Agreement.

2.3.          Purchase Price.

(a)           Payment of Purchase Price.  The purchase price to be paid for the Properties will be the Purchase Price.  The Purchase Price will be paid as follows:

(i)            The Purchaser has delivered, or shall deliver within two (2) Business Days after the Effective Date, the Deposit into escrow with the Escrow Agent by wire transfer of immediately available funds.

(ii)           On the Closing Date, the Purchaser shall deliver the balance of the Purchase Price into escrow with the Escrow Agent by wire transfer of immediately available funds, subject to any adjustments and apportionments as may be provided for in this Agreement.

(b)           Disbursement of Purchase Price.  Upon satisfaction of all of the conditions precedent to the Purchaser’s obligation to proceed to Closing hereunder, the Purchaser shall authorize and instruct the Escrow Agent to disburse the Purchase Price, subject to any adjustments and apportionments as may be provided for in this Agreement and less the Holdback Amount, to the Sellers.

(c)           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Properties as set forth on Schedule 1 attached hereto and made a part hereof.

2.4.          Duties of Escrow Agent.

(a)           Holding of Funds.  The Escrow Agent shall hold the Deposit and the Holdback Amount in interest-bearing accounts and shall pay the Deposit and the Holdback Amount to the parties entitled thereto in accordance with the terms of this Agreement.  Interest earned on the Deposit shall be earned for the account of the Purchaser and interest earned on the Holdback Amount shall be earned for the account of the Sellers.

(b)           Limitations on Liability.  The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which the Purchaser and the Sellers hereby agree shall govern and control with respect to the obligations, liabilities, rights and duties of the Escrow Agent:

(i)            The Escrow Agent acts hereunder as a depositary only and is not responsible or liable in any manner whatever for the sufficiency of any amounts deposited with it.

(ii)           The Escrow Agent will not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

(iii)          The Escrow Agent will not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct.

(iv)          The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it will incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel.

(c)           Disputes.  If there is ever a dispute between the parties with respect to the disposition of the Deposit or the Holdback Amount, the Escrow Agent shall either retain the Deposit or the Holdback Amount (as applicable), or deliver the same into a court of competent jurisdiction. Upon delivery of the Deposit or the Holdback Amount to a court of competent jurisdiction, the Escrow Agent will be released and discharged from all further obligations and liabilities hereunder relating to the Deposit or the Holdback Amount, respectively.  Notwithstanding the foregoing, the Escrow Agent shall comply with the unilateral instructions of the Purchaser regarding the disposition of the Deposit if the Purchaser terminates this Agreement in accordance with Section 3.3.

(d)           Removal of Escrow Agent.  The Purchaser or the Sellers may each remove the Escrow Agent at any time upon not less than five (5) Business Days’ prior notice to the Escrow Agent.  Following any such removal, the Sellers and the Purchaser shall together appoint a successor Escrow Agent mutually satisfactory to each of them in their reasonable discretion.  Such successor Escrow Agent shall accept such appointment in a written instrument pursuant to which it agrees to be bound by the terms and conditions of this Agreement.  If no such successor Escrow Agent is appointed and acting hereunder within five (5) Business Days after the removal of the acting Escrow Agent, the acting Escrow Agent shall deliver the Deposit or the Holdback Amount (as applicable) into a court of competent jurisdiction as provided in Section 2.4(c).  Upon delivery of the Deposit or the Holdback Amount (as applicable) to a court of competent jurisdiction, the Escrow Agent shall be released and discharged from all further obligations and liabilities hereunder.

(e)           IRS Real Estate Sales Reporting.  The Escrow Agent shall act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended.  In connection therewith, the Escrow Agent shall prepare and file all informational returns, including IRS Form 1099-S and shall otherwise comply with the provisions of said Section 6045(e).

(f)            No Compensation.  The Escrow Agent agrees to serve without compensation for its services; provided, however, that the Purchaser (on the one hand) and the Sellers (on the other hand) each hereby agree to reimburse, or to advance to, the Escrow Agent one-half (1/2) of all reasonable expenses incurred by the Escrow Agent in the performance of its duties hereunder, unless the Escrow Agent incurs any such expenses in connection with any action, dispute or proceeding between the Sellers and the Purchaser hereunder, in which event the party which does not prevail in such dispute shall be responsible for the payment of all such expenses.

ARTICLE III.
DILIGENCE, ETC.

3.1.          Diligence Inspections.  From and after the Effective Date until the Closing or earlier termination of this Agreement, the Seller Parties shall permit the Purchaser and its representatives to inspect all aspects of the Properties (including, without limitation, all roofs, electrical, mechanical and structural elements, and HVAC systems), to perform due diligence, soil analysis and environmental investigations, to review the Files and Records, the Licenses and Permits, the Resident Agreements and the Service Contracts, to interview Employees and to undertake such other inspections, investigations, tests and studies as the Purchaser and its representatives shall deem appropriate.  Any such inspections shall be performed in a manner consistent with this Agreement and so as not to unreasonably interfere with the operations of the Properties.  To the extent that the Purchaser or its representatives damage any Property during any such inspections, the Purchaser shall return such Property to substantially the same condition that such Property was in immediately prior to such damage.  The Purchaser shall indemnify, defend and hold harmless the Seller Parties from and against any and all expense, loss or damage that the Seller Parties incur as a result of any entry by the Purchaser or its representatives onto the Properties in connection with any such inspections, except to the extent that any such expense, loss or damage (a) arises from any Seller Party’s negligence or any act or omission of any Seller Party during any such entry or (b) relates to the discovery of any pre-existing condition at any Property.

3.2.          Diligence Materials.

(a)           Seller Deliverables.  Within two (2) Business Days following the Effective Date, the Sellers shall deliver copies of the following to the Purchaser: all Licenses and Permits; all Files and Records; all forms of Resident Agreements and any Resident Agreements that are not in form and substance substantially similar to the forms of Resident Agreements; all Service Contracts; all title reports, title policies and exception documents regarding the Properties in any Seller’s possession or control; all surveys of the Properties in any Seller’s possession or control; and all environmental reports or assessments regarding the Properties in any Seller’s possession or control.

(b)           Other Materials.  From and after the Effective Date until the Closing or the earlier termination of this Agreement, the Sellers shall permit the Purchaser and its representatives to review and examine all building evaluations, financial data and other information and materials pertaining to the Properties as are in the possession or control of the Sellers, and the Sellers shall permit the Purchaser or its representatives to make copies of any such information materials at the Purchaser’s sole cost and expense.

3.3.          Termination of Agreement.  If the results of the inspections performed by or on behalf of the Purchaser pursuant to Sections 3.1 or 3.2 shall be unsatisfactory to the Purchaser in any respect or if the Purchaser otherwise determines not to proceed to Closing, in each case as determined by the Purchaser in its sole and absolute discretion, then the Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice thereof to the Sellers, in which event the Escrow Agent shall return the Deposit to the Purchaser promptly following the Purchaser’s request for the same and no party shall have any further obligations or liabilities to the other party hereunder except for the Surviving Obligations.  Notwithstanding the foregoing, any termination of this Agreement or either of the Other Purchase Agreements by the Purchaser pursuant to this Section 3.3 or Section 3.3 of either of the Other Purchase Agreements shall operate to automatically and simultaneously terminate each of this Agreement and the Other Purchase Agreements without the need to execute any additional notices or documents.  If the Purchaser shall fail to terminate this Agreement prior to the expiration of the Inspection Period, then the Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.3.

3.4.          Title and Survey Matters.

(a)           Title Commitments.  Promptly following the Effective Date, the Purchaser may order one or more commitments for an ALTA owner’s policy of title insurance with respect to each Property (collectively, the “Title Commitments”).

(b)           Surveys.  Promptly following the Effective Date, the Purchaser may order one or more current ALTA surveys with respect to each Property from a licensed surveyor in the State of Indiana (collectively, the “Surveys”).

(c)           Title and Surveys Review.  Prior to the expiration of the Inspection Period, the Purchaser may give the Sellers written notice of any matters identified in the Title Commitments or shown on the Surveys as to which the Purchaser objects in its sole and absolute discretion (other than Permitted Exceptions) (a “Title Objection Notice”); provided, however, if the Purchaser receives any revisions to the Title Commitments or the Surveys after the date of the Purchaser’s Title Objection Notice which did not appear in the prior versions of the Title Commitments or Surveys, then the Purchaser shall have five (5) Business Days following its receipt of such revision to object to any new matters first appearing or otherwise shown thereon in accordance with the terms hereof in a supplemental Title Objection Notice.  If, for any reason, the Sellers are unable or unwilling to take such actions as may be required to cause such matters to be removed from the Title Commitments or the Surveys, or to be otherwise remedied, the Sellers shall give the Purchaser notice thereof.  If the Sellers fail to give such notice within five (5) Business Days following the date on which the Sellers received the applicable Title Objection Notice (the “Title Response Date”), such failure shall be deemed an election by the Sellers not to cause such removal and/or remedy.  If the Sellers shall elect (or be deemed to have elected) not to remove or remedy any matters as to which the Purchaser has objected, the Purchaser may elect, in its sole and absolute discretion, (i) to terminate this Agreement by notice given to the Sellers within five (5) Business Days following the earlier to occur of the date that the Purchaser received the applicable Sellers’ response notice or the applicable Title Response Date or (ii) to proceed to the Closing, notwithstanding such defect, without any abatement or reduction in the Purchase Price on account thereof.  If the Purchaser elects to terminate this Agreement in accordance with clause (i) of the preceding sentence, then the Escrow Agent shall return the Deposit to the Purchaser promptly upon the Purchaser’s request for the same and no party shall have any further obligations or liabilities to the other party hereunder except for the Surviving Obligations.

(d)           Voluntary Liens.  Notwithstanding anything contained in Section 3.4(c) to the contrary, the Sellers shall discharge, cure, remediate and otherwise remove all Voluntary Liens encumbering any Property at or prior to Closing.

(e)           Title Affidavits, Etc.  Each Seller shall use commercially reasonable efforts (such as furnishing the Title Company with an affidavit which may be required to establish that an instrument or document is no longer in effect or applicable to its Property) to cause all matters that do not appear to be a valid exception to the applicable Seller’s title to its Property (including, without limitation, references to instruments or documents which on their face or by law are no longer effective and matters which have no apparent applicability to its Property) to be omitted as exceptions to the Title Commitments and/or the Title Policies.

3.5.          Termination of Service Contracts.  Prior to the expiration of the Inspection Period, the Purchaser may elect, in its sole and absolute discretion, to provide the Sellers with a written notice identifying any Service Contracts which the Purchaser requires to be terminated prior to the Closing.  The Sellers shall terminate any such Service Contracts so identified by the Purchaser at the Sellers’ sole cost and expense on or prior to the Closing Date.  Notwithstanding the foregoing, each Seller acknowledges and agrees that it shall terminate any management agreements affecting its Property (including, without limitation, any management agreements between each Seller and ASC) on or prior to the Closing Date at no cost or expense to the Purchaser (whether or not the Purchaser provides the Sellers with a written notice requiring them to terminate the same) and the Purchaser shall have no liability or obligation with respect to any such management agreements.

ARTICLE IV.
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

4.1.          Purchaser’s Conditions Precedent.  The obligation of the Purchaser to proceed with the Closing shall be subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           Licensing Approval.  The Purchaser shall have obtained appropriate and unconditional licenses (or commitments to issue unconditional licenses) from all applicable licensing authorities, which licenses shall authorize the Purchaser to operate each Facility as an assisted living/independent living community in the same manner as such Facility is currently operated (and for at least the same number of beds/units as such Facility is currently licensed for), which licenses or commitments shall be satisfactory to the Purchaser in its reasonable discretion.

(b)           Assumption of Loan.  Lender shall have consented to the transfer of each Property to the Purchaser and the assumption of each Loan by the Purchaser on terms and conditions satisfactory to the Purchaser in its reasonable discretion, and Lender shall have executed and delivered all applicable documentation evidencing such consent, which documentation shall be satisfactory to the Purchaser in its reasonable discretion.  In no event shall Lender’s consent be deemed to be satisfactory to the Purchaser if the public trading of any stock, or the creation of any new stock, in Five Star Quality Care, Inc., shall be deemed a prohibited transfer or otherwise require Lender’s consent under the applicable Loan Documents.  All costs and expenses incurred in connection with such consent shall be paid by the Purchaser, including, without limitation, any so-called assumption fee; provided, however, the Purchaser shall have no obligation to pay any assumption fee to the extent such assumption fee exceeds one percent (1%) of the outstanding principal balance of the applicable Loan as of the Closing Date (and any such assumption fee in excess thereof shall be paid for by the Sellers at the Closing).  Notwithstanding the foregoing, in lieu of assuming any Loan, the Purchaser may elect, in its sole and absolute discretion exercisable by giving written notice of such election to the Sellers prior to the expiration of the Inspection Period, to have such Loan prepaid as of the Closing Date, in which event the Sellers shall give timely notice of prepayment, the Sellers shall cause such Loan to be prepaid on or before the Closing Date and the applicable Loan Documents shall not be considered Permitted Exceptions but shall be considered Voluntary Liens; provided, however, at Closing, the Purchaser shall pay (or reimburse) the Sellers for all prepayment premiums associated with the prepayment of such Loan on or before the Closing Date.

(c)           Closing Documents.  The Seller which owns such Property shall have delivered to the Purchaser the following with respect thereto:

(i)            One or more warranty deeds, in proper statutory form for recording, duly executed and acknowledged by such Seller, conveying fee simple title to the applicable Land and Improvements to the Purchaser, free from all liens and encumbrances other than the Permitted Exceptions, and otherwise in the form attached hereto as Exhibit A;

(ii)           One or more assignment and assumption agreements, duly executed and acknowledged by such Seller, assigning the applicable Intangible Property to the Purchaser and otherwise in the form attached hereto as Exhibit B;

(iii)          One or more bills of sale, duly executed by such Seller, transferring the applicable FF&E, Files and Records and Inventory to the Purchaser and otherwise in the form attached hereto as Exhibit C;

(iv)          One or more settlement statements, duly executed by the applicable Sellers, which sets forth all of the adjustments and prorations as described in this Agreement, and otherwise in a form acceptable to all parties;

(v)           A so called “FIRPTA” or “Non-Foreign” affidavit, duly executed and acknowledged by such Seller, in the form contemplated by Section 1445 of the Code, and otherwise in the form attached hereto as Exhibit D;

(vi)          Original copies of the applicable Files and Records, Licenses and Permits, Resident Agreements and Service Contracts to be conveyed by such Seller hereunder (delivery of which may be accomplished by leaving the same at the applicable Facility);

(vii)         To the extent the same are in such Seller’s possession or control, original, fully executed copies of all other material documents and agreements, plans and specifications and contracts, licenses and permits pertaining to such Property, to the extent not duplicative of such Seller’s other deliveries hereunder (delivery of which may be accomplished by leaving the same at the applicable Facility);

(viii)        Evidence reasonably satisfactory to the Purchaser and the Title Company regarding the good standing of such Seller and the legal authority of such Seller to execute this Agreement and the other documents which such Seller is required to deliver hereunder and to otherwise perform its obligations under this Agreement; and

(ix)           A parties in possession affidavit, a mechanic’s lien affidavit, a gap indemnity and such other conveyance documents, certificates, deeds and instruments as the Purchaser or the Title Company may reasonably require and as are customary in like transactions in the county in which such Property is located.

(d)           No Defaults.  No notice of default shall have been given or received by any Seller Party under any material agreement benefiting or affecting any Property in any respect and all such agreements shall be in full force and effect (each Seller Party agreeing to issue default notices in a commercially reasonable manner consistent with past practices).  All Licenses and Permits and any other authorizations necessary for the current use, occupancy and operation of each Property shall be in full force and effect.

(e)           Seller Parties’ Representations and Warranties.  All representations and warranties of the Seller Parties made herein shall be true, correct and complete in all material respects on and as of the Effective Date and on and as of the Closing Date, as if such representations and warranties were first being made and given as of the Closing Date.

(f)            Seller Parties’ Covenants.  Each Seller Party shall have performed in all material respects all covenants and obligations required to be performed by such Seller Party on or before the Closing Date, including, without limitation, the curing of all title and survey matters which any Seller Party shall have undertaken to perform.

(g)           No Material Adverse Change.  No material adverse change shall have occurred with respect to any Property between the expiration of the Inspection Period and the Closing Date.  Without limiting the foregoing, the overall Resident census at the Facilities, when combined with the overall resident census at the assisted living/independent living communities that are subject to the Other Purchase Agreements to the extent the “closings” (as defined therein) under such Other Purchase Agreements have not yet occurred, shall not have decreased by more than five percent (5%) in the aggregate between (i) the date of the most recent census delivered prior to the expiration of the Inspection Period, and (ii) the Closing Date; provided, however, if the “closing” (as defined therein) under one of the Other Purchase Agreements has occurred, then such percentage threshold shall increase to seven and one-half percent (7.5%) in the aggregate, and if the “closing” (as defined therein) under both of the Other Purchase Agreements has occurred, then such percentage threshold shall increase to ten percent (10%) in the aggregate.

(h)           Title Policies.  The Title Company shall be irrevocably committed to issue one or more ALTA owner’s title insurance policies to the Purchaser, insuring title to the Land and the Improvements is vested in the Purchaser, subject only to the Permitted Exceptions, with such endorsements as shall be required by the Purchaser and otherwise in form and substance consistent with the Title Commitments (collectively, the “Title Policies”), subject only to payment of the usual and customary premium.

(i)            HSR.  If applicable, all required filings under the HSR Act with respect to the transactions contemplated by this Agreement shall have been made and approved by the applicable governmental authority, and all waiting periods under the HSR Act shall have expired or otherwise been terminated.

4.2.          Conditions to Sellers’ Obligations to Close.  The obligation of the Sellers to proceed with the Closing is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

(a)           Purchase Price.  The Purchaser shall have delivered the Purchase Price to the Escrow Agent and shall have authorized and instructed the Escrow Agent to deliver the Purchase Price to the Sellers, subject to any adjustments and apportionments as may be provided for in this Agreement.

(b)           Closing Documents.  The Purchaser shall have delivered to the Sellers duly executed and acknowledged counterparts of the applicable documents described in Section 4.1(c) (including evidence reasonably satisfactory to the Sellers and the Title Company regarding the good standing of the Purchaser and the legal authority of the Purchaser to execute this Agreement and the other documents which the Purchaser is required to deliver hereunder and to otherwise perform its obligations under this Agreement).

(c)           Purchaser’s Representations.  All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Effective Date and on and as of the Closing Date, as if such representations and warranties were first being made and given as of the Closing Date.

(d)           Purchaser’s Covenants.  The Purchaser shall have performed in all material respects all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

(e)           HSR.  If applicable, all required filings under the HSR Act with respect to the transactions contemplated by this Agreement shall have been made and approved by the applicable governmental authority, and all waiting periods under the HSR Act shall have expired or otherwise been terminated.

4.3.          Failure of Conditions Precedent.  If there is a failure of any of the conditions precedent to any party’s obligation to close which is not due to a breach of representation or other default by the party in whose favor such condition runs, then the party in whose favor such condition runs shall have the right to terminate this Agreement by giving written notice thereof to the other party at or prior to the Closing, in which event the Deposit shall be refunded to the Purchaser and no party shall have any further obligations or liabilities to any other party hereunder except for the Surviving Obligations; provided, however, if the failure of any of the conditions precedent to either party’s obligation to close is due to a breach of representation or other default by the other party, then Article X shall control.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

5.1.          Representations of Seller Parties.  To induce the Purchaser to enter into this Agreement, each Seller, and ASC and Eagle, where applicable, for itself, hereby represent and warrant to the Purchaser as follows:

(a)           Status and Authority of the Seller Parties, Etc.  Each Seller Party is either a limited liability company or limited liability partnership (as applicable) duly organized, validly existing and in good standing under the laws of the State of Indiana, and each Seller Party has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)           Action of the Seller Parties, Etc.  Each Seller Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each document to be executed, delivered and performed by such Seller Party hereunder, and upon the execution and delivery of this Agreement and any such document by such Seller Party, this Agreement and each such document shall constitute the valid and binding obligation and agreement of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)           No Violations of Agreements.  Subject to obtaining Lender consent to the transfer of each Property to the Purchaser and the assumption of each Loan by the Purchaser, neither the execution, delivery or performance of this Agreement by each Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which any Seller or its Property is bound.

(d)           Litigation.  No investigation, action or proceeding is pending and, to each Seller’s knowledge, no action or proceeding is threatened and no investigation looking toward any such action or proceeding has begun, which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) could reasonably be expected to result in any material adverse change in the business, operation, affairs or condition of any Property, (iii) could reasonably be expected to result in or subject any Property to a material liability, or (iv) involves condemnation or eminent domain proceedings against any part of any Property.

(e)           Financial Statements.  Attached hereto as Schedule 4 are complete and accurate copies of the unaudited financial statements of each Seller for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, and for the period commencing January 1, 2011 through the last day of the month before the Effective Date (collectively, the “Seller Financial Statements”).  The Seller Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and, except as otherwise noted therein, are complete and accurate, do not contain any untrue statement of a material fact or omit to state a material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the results of operations of such Seller on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby.

(f)            No Undisclosed Liabilities.  Except as set forth in the Seller Financial Statements, as of the Effective Date, no Seller had any obligation, indebtedness or liability of any nature which would have been required by GAAP to be reflected on the balance sheets of any Seller or described in the notes thereto, that is not shown on such balance sheets or on the notes to such balance sheets.  Except as set forth in the Seller Financial Statements, no Seller has outstanding any material obligation, indebtedness or liability, and no Seller knows of any basis for the assertion against such Seller of any such obligation, indebtedness or liability.

(g)           Loan Documents.  The Loan Documents constitute all of the documents evidencing and/or securing the Loans.  The copies of the Loan Documents heretofore delivered (or to be delivered) to the Purchaser are (and will be) true, correct and complete copies thereof; the Loan Documents have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between each Seller and all other parties with respect thereto.  No Seller is in default in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied under the Loan Documents, and no event has occurred which, with the giving of notice and/or the passage of time, could reasonably be expected to constitute a material breach or event of default under any Loan Document, and no waiver or indulgence has been granted by Lender under any Loan Document.  All of the representations and warranties made by each Seller in the Loan Documents were true, accurate and complete in all material respects when made and, to each Seller’s knowledge, remain true, accurate and complete in all material respects as of the date hereof.

(h)           Resident Agreements.  Schedule 5 identifies all of the Residents at each Facility under Resident Agreements as of the last day of the month before the Effective Date.  Except for the Residents, no Person has any right to occupy any portion of any Property.  The copies of the forms of Resident Agreements, and any Resident Agreements that are not in form and substance substantially similar to the forms of Resident Agreements, heretofore delivered (or to be delivered) to the Purchaser are (or will be) true, correct and complete copies thereof; and neither the forms of Resident Agreements nor the other Resident Agreements delivered (or to be delivered) to the Purchaser have been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the applicable Seller and the Residents thereunder.  Except as otherwise set forth on Schedule 5 attached hereto: (i) to each Seller’s knowledge, each of the Resident Agreements is in full force and effect on the terms set forth therein; (ii) to each Seller’s knowledge, there are no defaults or circumstances which, with the giving of notice, the passage of time or both, would constitute a default by either party under any Resident Agreement; (iii) to each Seller’s knowledge, each Resident is legally required to pay all sums and perform all material obligations set forth therein without concessions, abatements, offsets, defenses or other basis for relief or adjustment; (iv) no Resident has asserted in writing or, to each Seller’s knowledge, has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Resident Agreement; (v) no Resident is entitled to any “guaranteed” rates or other arrangement that would preclude the Purchaser from charging market rates to such Resident; (vi) no Resident has provided any Seller with any Resident Deposit; and (vii) no Resident has prepaid any rent or other charge more than thirty (30) days in advance of its due date.  The other information set forth on Schedule 5 is true, correct and complete in all material respects.

(i)            Service Contracts.  Schedule 6 identifies all of the Service Contracts at each Facility as of the last day of the month before the Effective Date.  The copies of the Service Contracts heretofore delivered (or to be delivered) to the Purchaser are (or will be) true, correct and complete copies thereof; the Service Contracts have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the applicable Seller and each other party thereto.  To each Seller’s knowledge, each Service Contract is in full force and effect on the terms set forth therein, and there are no defaults or circumstances which, with the giving of notice, the passage of time or both, would constitute a default by either party under such Service Contract.

(j)            Other Agreements, Etc.  Other than the Resident Agreements, the Service Contracts and the Permitted Exceptions, there are no other agreements, contracts or other instruments with respect to or otherwise affecting any Property that will be binding on the Purchaser or such Property after the Closing.

(k)           Utilities, Etc.  To each Seller’s knowledge, all utilities and services necessary for the use and operation of each Property (including, without limitation, road access, gas, water, electricity and telephone) are available thereto, and no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to such Property.

(l)            Compliance With Law.  To each Seller’s knowledge, (i) each Property complies in all material respects with all Laws and Permitted Exceptions, and (ii) there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation of each Property.  No Seller Party has received any written notice of any violation of any Law or Permitted Exception which has not been corrected, or of any threatened request, application, proceeding, plan or study which would materially and adversely affect the present use or zoning of any Property or which would modify or realign any adjacent street or highway.

(m)          Healthcare Licensing.  Each Seller currently maintains all applicable Healthcare Licenses with respect to its Facility.  Such Seller has provided the Purchaser with true, correct and complete copies of all compliance surveys related to such Healthcare Licenses which were conducted within two (2) years prior to the Effective Date.  Each of the Healthcare Licenses is in full force and effect and no Seller has received any written notice regarding, nor does any Seller have any knowledge of, any circumstance at any Property which needs to be rectified in connection with any Healthcare Licenses.  To each Seller’s knowledge, each Facility is in compliance with all applicable licensing requirements related thereto.  No Seller has taken any action (or failed to take any action) which might jeopardize the effectiveness or good standing of any of the Healthcare Licenses.

(n)           Sanctions.  No Seller has knowledge of any imposed or threatened sanction by any governmental authority having jurisdiction over any Seller or any Property, including but not limited to, loss of or limitation on license, denial of payment for new admissions, directed plans of correction, or civil money penalties that apply to or may affect the operation of any Facility.  No Seller Party has received any notice of deficiencies from any such governmental authority with respect to any Property or the business conducted thereon.

(o)           Taxes.  To each Seller’s knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, and, to each Seller’s knowledge, no such taxes or special assessments are pending or threatened.

(p)           Hazardous Materials.  To each Seller’s knowledge, neither any Seller Party nor any Resident or other occupant or user of any Property, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any Hazardous Materials on, in, under or about any Property in violation of any Laws, and, to each Seller’s knowledge, each Property is free from any such Hazardous Materials, except for any such Hazardous Materials maintained in accordance with all Laws.

(q)           Property Employment Contracts; Labor Matters.  No Seller Party has entered into any employment contracts or consulting contracts with any Person with respect to any Property other than Eagle.  Schedule 7 attached hereto sets forth a complete and accurate list of all Employees and the annual salary, benefit entitlements (if any) and other compensation paid to each Employee or accrued by each Employee as of the last day of the month before the Effective Date.  All of the Employees are common law employees of Eagle and any individuals considered by the Seller Parties to be “independent contractors” are and could only be reasonably considered to be independent contractors and not employees for tax, benefits, wage, labor or any other legal purpose.  No Employees are represented by any labor organization, and no labor organization or group of Employees have made a pending demand for recognition or have filed a petition seeking a representation proceeding with the National Labor Relations Board within the last two (2) years.

(r)            Pension and Benefit Plans.  Schedule 8 attached hereto lists each Seller Employee Benefit Plan and Seller Benefit Arrangement in which any Employee participates.  The Sellers and Eagle have delivered to the Purchaser with respect to each Seller Employee Benefit Plan and Seller Benefit Arrangement complete and accurate copies of (i) all written documents comprising such plans and arrangements (including amendments and individual, trust or insurance agreements relating thereto); (ii) the three (3) most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each such Seller Employee Benefit Plan; (iii) the summary plan description currently in effect and all material modifications thereto, if any, for each such Seller Employee Benefit Plan; and (iv) any written communications to Employees to the extent the substance of any Seller Employee Benefit Plan described therein differs materially from the other documentation furnished under this Section.  Neither any Seller nor Eagle nor any ERISA Affiliate of any Seller or Eagle is or has ever been a party to, nor made any contributions to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, or a plan subject to Title IV of ERISA or, within the six (6) years preceding the Effective Date, Section 412 of the Code.

(s)           Inventory.  All items of Inventory are suitable and useable in the ordinary course of business at each Property and include, and will on the Closing Date include, a sufficient but not excessive quantity of each type of item in order to meet the normal requirements of each Seller’s business at such Property.  Without limiting the foregoing, such inventory and supplies shall include, as of the Closing Date, a sufficient quantity of food and grocery items at each Property to provide for the needs of the Residents at such Property for at least one (1) week.

(t)            Not a Foreign Person.  No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(u)           Disclosure.  None of the information concerning any Seller Party or its businesses, condition (financial or otherwise), assets, liabilities, property, prospects, personnel, products, plans and policies contained herein, in any Schedules, Exhibits or in the Seller Financial Statements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

5.2.          Survival of the Seller’s Representations.  The representations and warranties made in this Agreement by each Seller Party shall be continuing and shall be deemed remade by such Seller Party as of the Closing Date, with the same force and effect as if made on, and as of, the Closing Date.  All representations and warranties made in this Agreement by each Seller

Party shall survive the Closing for a period of one (1) year following the Closing Date unless the Purchaser commences an action based thereon within such one (1) year period, in which event the representations and warranties subject to such action shall survive until final resolution or judgment of such action.

5.3.          “As Is”.  Except as otherwise expressly provided in this Agreement or in any documents to be delivered at the Closing, no Seller Party has made (and the Purchaser has not relied upon), any promise, representation or warranty, express or implied, regarding any Property, whether made by any Seller Party, on such Seller Party’s behalf or otherwise.  The Purchaser acknowledges that, except as otherwise expressly provided in this Agreement or in any documents to be delivered at the Closing hereunder, it (a) has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property and (b) is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered at the Closing, made (or purported to be made) by any Seller Party or anyone acting or claiming to act on any Seller Party’s behalf.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1.          Representations of Purchaser.  To induce the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

(a)           Status and Authority of Purchaser.  The Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority under the laws of its state of organization and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)           Action of Purchaser.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each document to be executed, delivered or performed by the Purchaser hereunder, and upon the execution and delivery of this Agreement and any such document, this Agreement and each such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)           No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any material agreement by which the Purchaser is bound.

(d)           Litigation.  No investigation, action or proceeding is pending and, to the Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

6.2.          Survival.  The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of one (1) year following the Closing Date unless the Sellers commence an action based thereon within such one (1) year period, in which event the representations and warranties subject to such action shall survive until final resolution or judgment of such action.

ARTICLE VII.
COVENANTS OF THE SELLER

7.1.          Compliance with Laws, Etc.  Each Seller hereby covenants with the Purchaser that, between the Effective Date and the Closing Date, such Seller shall comply in all material respects with (a) all Laws, (b) all Licenses and Permits, and (c) the Healthcare Licenses.

7.2.          Compliance with Agreements.  Each Seller hereby covenants with the Purchaser that, between the Effective Date and the Closing Date, such Seller shall comply in all material respects with all Permitted Exceptions, Resident Agreements and Service Contracts, and any other material document or agreement affecting any Property and to monitor its compliance thereunder consistent with such Seller’s past practices.

7.3.          Approval of Agreements.  Each Seller hereby covenants with the Purchaser that, between the last day of the month before the Effective Date and the Closing Date, such Seller has not and will not enter into, modify, amend or terminate any of the Resident Agreements (other than in the ordinary course of such Seller’s business and on such Seller’s standard form and at prevailing rates), the Service Contracts, the Permitted Exceptions or any other material agreement with respect to any Property (including, without limitation, any document that would affect any Seller’s title to such Property) which would encumber or be binding upon such Property from and after the Closing Date.

7.4.          Notice of Material Changes or Untrue Representations.  Each Seller Party hereby covenants with the Purchaser that, between the Effective Date and the Closing Date, such Seller Party shall promptly notify the Purchaser of any material change in any condition with respect to any Property or of any event or circumstance which makes any representation or warranty of any Seller Party under this Agreement untrue or misleading.

7.5.          Operation of Property.  Each Seller hereby covenants with the Purchaser that, between the Effective Date and the Closing Date, such Seller shall continue (a) to operate its Property in a good and businesslike fashion consistent with past practices, (b) to maintain its Property in good working order and condition in a manner consistent with past practices and (c) to carry “all risk” property insurance on a replacement cost basis on its Improvements.  Without limiting the foregoing, the Seller Parties shall use commercially reasonable efforts to maintain the census of each Facility at its current levels and the good will of the Employees and Residents at each Facility.

7.6.          Employees.

(a)           Termination and Rehiring.  The Sellers and Eagle hereby covenant with the Purchaser to terminate the employment of each of the Employees immediately prior to the Closing.  The Purchaser hereby covenants with the Sellers and Eagle to offer (or to cause one of its Subsidiaries or affiliates to offer) substantially all such Employees the opportunity to continue his/her employment, as an “at will” employee similarly situated, with base compensation comparable to that provided to comparable employees of the Purchaser (or its Subsidiaries and/or affiliates) immediately prior to the Closing and with bonus opportunities, incentive compensation and pension and health and welfare benefits comparable to those provided to similarly situated employees of the Purchaser (or its Subsidiaries and/or affiliates) immediately prior to the Closing.  Notwithstanding the foregoing, the Purchaser (or its Subsidiaries or affiliates) shall have the right, in the exercise of its or their managerial discretion, to modify compensation, bonus programs, incentive compensation and pension and health and welfare benefits from time to time and to terminate the employment of any Employee.  Nothing in this Agreement shall be construed as granting any Employee any rights of continuing employment, compensation or benefits.

(b)           Benefits.  The Sellers or Eagle, as applicable, shall have full responsibility for, and neither the Purchaser nor its Subsidiaries and/or affiliates shall assume or otherwise have any liability, obligation or expense with respect to, (i) any wages, severance or employment related obligations with respect to any Employee to the extent related to, or arising out of, any Employee’s employment prior to the Closing Date, or (ii) any bonus, pension, profit sharing, 401(k), stock option, deferred compensation, hospitalization, medical, vision or dental, post-retirement medical, sickness, accident, severance pay, vacation pay, disability, death benefits, insurance and other plans, programs, funds, contracts or arrangements with respect to any Employee to the extent related to, or arising out of, any Employee’s employment prior to the Closing Date, including, without limitation, any Seller Employee Benefit Plan or Seller Benefit Arrangement, providing benefits to the Employees, former employees or their dependents sponsored or maintained by any Seller or Eagle or any predecessor of such Seller or Eagle or to which such Seller or Eagle contributes or is obligated to make contributions.  Notwithstanding the foregoing, the Purchaser may elect, in its sole discretion (but subject to applicable legal requirements), by written notice given to the Sellers prior to Closing, to assume (or to cause its Subsidiaries and/or affiliates to assume) all of such Seller’s or Eagle’s obligations and liabilities to pay the Employees for any vacation time or sick days which they have accrued (a detailed schedule of which shall be provided to the Purchaser at Closing), whereupon the Purchaser shall receive a credit for all amounts so assumed at Closing.  Absent such an election, each Seller or Eagle shall remain responsible for all of such Seller’s or Eagle’s obligations and liabilities to pay the Employees for any vacation time or sick days which they have accrued.  If the Purchaser elects to assume (or to cause its Subsidiaries and/or affiliates to assume) such obligations and liabilities, the Purchaser shall indemnify, defend and hold harmless such Seller and Eagle from and against any and all expense, loss or damage which such Seller and Eagle may incur as a result of any failure to pay any such obligations and liabilities to the extent that the Purchaser receives a credit for the same and such Seller and Eagle shall indemnify, defend and hold harmless the Purchaser (and its Subsidiaries and/or affiliates) from and against any and all expense, loss or damage which the Purchaser (and its Subsidiaries and/or affiliates) incurs in connection with any such obligations or liabilities which are not assumed by the Purchaser (or its Subsidiaries or affiliates).

(c)           COBRA Coverage.  With respect to each Employee Benefit Plan of any Seller or Eagle (or any ERISA Affiliate of any Seller or Eagle) that is a “group health plan” as defined in Section 5000(b)(1) of the Code, any Seller or Eagle (or an ERISA Affiliate of any Seller or Eagle) shall have sole responsibility on and after the Closing Date for any liability under Section 4980B of the Code with respect to each person who is an “M & A qualified beneficiary,” as defined in Treas. Reg. § 54.4980B-9 in connection with the transactions contemplated by this Agreement.  In the event that any Seller or Eagle (and any ERISA Affiliates of any Seller or Eagle) shall, after the Closing, cease to maintain all such plans, such Seller or Eagle shall promptly notify the Purchaser if any “M & A qualified beneficiary” in connection with the transactions contemplated by this Agreement loses group health plan coverage.

(d)           Survival.  The provisions of this Section 7.6 shall survive the Closing hereunder.

7.7.          Non-Solicitation.  For a period of four (4) years following the Closing Date, each Seller Party hereby covenants with the Purchaser and its Subsidiaries and affiliates that no Seller Party or any affiliated entity which controls, is controlled by or is under common control with any Seller Party shall directly or indirectly solicit any Residents or Employees to leave any Facility; provided, however, nothing in this Section shall prevent the Seller Parties from (a) continuing to employ any assisted living management personnel of the Seller Parties working in the corporate offices of the Seller Parties in Indianapolis, Indiana, or (b) general employment or resident solicitations made pursuant to newspaper, television, radio or other general advertisement or attending job fairs, in all cases so long as such solicitations or job fairs are not specifically targeted at the Residents or the Employees.  Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 11.16, the Purchaser and its Subsidiaries and affiliates shall have the right to seek injunctive relief in connection with a breach of this Section 7.7.  This Section 7.7 shall survive the Closing.

7.8.          Non-Competition.  For a period of two (2) years following the Closing Date, each Seller Party hereby covenants with the Purchaser that neither such Seller Party, nor any affiliate of such Seller Party, shall own, lease, operate or develop any senior community offering assisted living, independent apartments, or garden homes within a five (5) mile radius of any Facility; provided, however, that nothing in this Section shall prevent (a) any Seller Party or any of its affiliates from continuing to own, lease or operate the assisted living facilities listed in Schedule 9 attached hereto so long as such facilities or the operations thereof are not expanded during such two (2) year period, (b) any Seller Party or any of its affiliates from continuing to own, lease, operate or develop the skilled nursing facilities listed in Schedule 10 so long as such facilities, operations or development are not expanded beyond (i) the facilities and operations in existence as of the Effective Date and (ii) the development of assisted living and/or independent living housing as a complement to such skilled nursing facilities for which the Seller Parties or its affiliates commenced the process with the applicable governmental authorities for permitting and licensing prior to the Effective Date, in which event the Seller Parties or its affiliates may continue to develop and permit such development so long as such development is not occupied or licensed prior to the expiration of such two (2) year period, and (c) ASC from continuing to be the exclusive manager for all healthcare properties operated or acquired by an unrelated third party Indiana healthcare organization for whom ASC is the exclusive manager as of the Effective Date.  Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 11.16, the Purchaser and its Subsidiaries and affiliates shall have the right to seek injunctive relief in connection with a breach of this Section 7.8.  This Section 7.8 shall survive the Closing.

7.9.          Government Inspections.  Each Seller hereby covenants with the Purchaser that, between the Effective Date and the Closing Date, each Seller shall promptly notify the Purchaser of any survey, inspection or other investigation of any Property which is conducted by any third party (including, without limitation, any governmental authority).

7.10.        Trade Payables.  The Sellers shall be responsible for all Trade Payables relating to the period prior to the Closing Date and shall timely pay all such Trade Payables in accordance with the usual and customary practices of the Sellers.  If the Sellers fail to pay any such Trade Payables, within thirty (30) days after the Closing Date, the Purchaser may (but shall not be obligated) to pay such Trade Payables and receive reimbursement from the Sellers within ten (10) days after the Purchaser provides notice to the Sellers together with supporting evidence, indicating that such Trade Payables have been paid.  The Sellers shall indemnify the Purchaser from and against any actual costs and expenses incurred by the Purchaser as a result of the Sellers’ failure to timely pay any Trade Payables.  This Section 7.10 shall survive the Closing.

7.11.        Cooperation.  Each Seller Party hereby covenants with the Purchaser to use reasonable efforts to cooperate with the Purchaser and to take such actions as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, each Seller Party shall use reasonable efforts to assist the Purchaser (a) in obtaining all appropriate licenses for each Property, (b) in obtaining Lender’s consent to the transfer of each Property to the Purchaser and the assumption of each Loan by the Purchaser, (c) in transitioning the Employees onto the Purchaser’s (or its Subsidiary’s or affiliate’s) payroll systems, and (d) in ensuring that all applicable motor vehicles are properly transferred to the Purchaser; provided, however, in no event shall any Seller Party be obligated to incur any out-of-pocket costs or expenses in connection with any such cooperation.  In addition, the Purchaser and each Seller Party shall cooperate with each other in promptly making any required filings under the HSR Act with respect to the transactions contemplated by this Agreement.  The parties’ obligations under this Section 7.11 shall survive the Closing.

ARTICLE VIII.

APPORTIONMENTS

8.1.          Apportionments.

(a)           Closing Apportionments.  The following items shall be apportioned at 11:59 pm on the day preceding the Closing Date, such that the Closing Date shall be for the account of the Purchaser:

(i)            rents and all other fixed and unfixed charges payable under the Resident Agreements, to the extent the same have been received and collected;

(ii)           fuel, electric, water and other utility costs;

(iii)          real estate taxes and assessments other than special assessments, based on the rates and assessed valuations applicable in the 2011 calendar year (it being acknowledged and agreed that real estate taxes and assessments shall be prorated based on when such taxes are accrued, rather than when they are paid);

(iv)          amounts paid or payable under Service Contracts being assumed by the Purchaser;

(v)           amounts which the Purchaser (or its Subsidiaries and/or affiliates) elects to assume with respect to Employee vacation time or sick days (if any); and

(vi)          all other items of income and expense normally apportioned in sales of property in similar situations.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than ninety (90) days after the Closing Date for all items other than real estate taxes, which shall be reconciled no later than six (6) months after the Closing Date.

(b)           Meter Readings.  The Purchaser and the Sellers shall cooperate to cause the Sellers’ water, gas, electric or other utility accounts with respect to each Property to be closed on the day preceding the Closing Date and for new accounts to be opened in the Purchaser’s name on the Closing Date, in which case each of the Purchaser and the Sellers shall be responsible for their own accounts.  If the Purchaser and the Sellers are not able to switch over any such accounts as aforesaid, the Sellers endeavor to obtain readings for all applicable utility meters as close as possible to the Closing Date and any corresponding charges based thereon shall be prorated based upon such readings.  If any readings cannot be obtained by the Closing Date, then, at the Closing, any corresponding charges based thereon shall be prorated based upon the last readings then available.  Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and the Sellers or the Purchaser, as the case may be, shall make prompt payment to the other based upon such recalculations.

(c)           Tax Refunds.  If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by the Sellers or the Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then the balance, if any, shall be paid to the Sellers (with respect to the period prior to the Closing Date) and to the Purchaser (with respect to the period commencing with the Closing Date).

(d)           Special Assessments.  If, on the Closing Date, any Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable as a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, the Sellers shall pay or cause to be paid at the Closing the unpaid installments of such assessments, including those which are to become due and payable after the Closing Date.

(e)           Resident Deposits.  At the Closing, the Purchaser shall receive a credit for the amount of all Resident Deposits or, if required by Law, the segregated accounts containing such Resident Deposits or the amounts therein shall be transferred to the Purchaser.

(f)            Loan.  At the Closing, the Purchaser shall receive a credit for the amount of the outstanding principal balance under each Loan that the Purchaser does not elect to have prepaid at Closing pursuant to Section 4.1(b) and any interest and other charges accrued thereon which has not been paid as of the Closing Date and which relates to any period of time prior to the Closing Date (regardless of when such payment is due), as such amounts shall be determined by a written statement of Lender or such other evidence reasonably satisfactory to the Purchaser.

(g)           Insurance Policies.  Except as set forth in Section 9.1, no insurance policies of the Sellers are to be transferred to the Purchaser, and no apportionment of the premiums therefor shall be made.

(h)           Credits or Debits.  If a net amount is owed by the Sellers to the Purchaser pursuant to this Section 8.1, such amount shall be credited against the Purchase Price at Closing.  If a net amount is owed by the Purchaser to the Sellers pursuant to this Section 8.1, such amount shall be paid together with the Purchase Price at Closing.

8.2.          Holdback.  At the Closing, the Sellers shall deposit the Holdback Amount with Escrow Agent and Escrow Agent shall hold the Holdback Amount in an interest bearing account to be available to reimburse the Purchaser (and its Subsidiaries and/or affiliates) for any and all losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, and reasonable attorney’s fees (collectively, “Losses”) incurred by the Purchaser (and its Subsidiaries and/or affiliates) in connection with any breach by any Seller Party of any of the terms, conditions, covenants or representations and warranties of such Seller Party as set forth in this Agreement.  If neither the Purchaser nor its Subsidiaries or affiliates has made a claim for any such Losses on or before the first (1st) anniversary of the Closing Date, then the Escrow Agent shall release the Holdback Amount to the Sellers.  If the Purchaser (or its Subsidiaries and/or affiliates) makes a claim against any Seller Party on or before the first (1st) anniversary of the Closing Date and notifies Escrow Agent thereof, then the Escrow Agent shall retain the Holdback Amount until the claim is finally resolved by a written agreement signed by both parties and delivered to the Escrow Agent or by delivery of the amount of the claim to a court of competent jurisdiction by Escrow Agent, in which event the Escrow Agent shall be released and discharged from all further obligations hereunder.  Any Loss determined to be due to the Purchaser (and its Subsidiaries and/or affiliates) shall be recovered first from the Holdback Amount; provided, however, the Holdback Amount shall not limit or otherwise cap any Seller’s liability under this Agreement.

8.3.          Closing Costs.

(a)           Seller’s Costs.  The Sellers shall pay the following closing costs:  (i) one-half (1/2) of all costs, fees and premiums incurred in connection with the Title Commitments, the Surveys and the Title Policies; (ii) one-half (1/2) of all excise, sale, use, value added, registration, stamp, recording, documentary, conveyance, franchise, transfer, gains and similar taxes and impositions incurred in connection with the transactions contemplated by this Agreement; (iii) the entire amount of all recording charges for instruments removing liens or otherwise curing title and survey matters; (iv) the costs of the attorneys and consultants of the Sellers; and (v) all other costs incurred by the Sellers in connection with this Agreement, including, without limitation, any costs associated with any filing required to be made by any Seller Party under the HSR Act.

(b)           Purchaser’s Costs.  The Purchaser shall pay the following closing costs: (i) one-half (1/2) of all costs, fees and premiums incurred in connection with the Title Commitments, the Surveys and the Title Policies; (ii) one-half (1/2) of all excise, sale, use, value added, registration, stamp, recording, documentary, conveyance, franchise, transfer, gains and similar taxes and impositions incurred in connection with the transactions contemplated by this Agreement; (iii) all recording charges (as opposed to taxes) for the deeds; (iv) the costs of the Purchaser’s attorneys and consultants; and (v) all other costs incurred by the Purchaser in connection with this Agreement, including, without limitation, any costs associated with any filing required to be made by the Purchaser under the HSR Act.

8.4.          Withholding Amounts.  The Purchaser shall be entitled to withhold from the Purchase Price any amounts that the Purchaser is required to withhold or is responsible for withholding under any applicable Laws.

8.5.          Errors on Settlement Statements.  If either party discovers any errors in any of the prorations or adjustments shown on the settlement statements or closing statements, then the party discovering such error shall promptly notify the other party thereof and the parties shall promptly make such payments to one another as shall be necessary to rectify such errors; provided, however, that any such error notices shall be delivered on or before the first (1st) anniversary of the Closing Date.

8.6.          Survival.  All of the provisions of this Article VIII shall survive the Closing or the earlier termination of this Agreement.

ARTICLE IX.

CASUALTY AND CONDEMNATION

9.1.                  Casualty.  If, prior to the Closing, all or any part of any Property is destroyed or damaged by fire or other casualty, the Sellers shall promptly notify the Purchaser of such fact.  If any such casualty shall damage all or any material portion of such Property, then the Purchaser shall have the right to terminate this Agreement by giving notice thereof to the Sellers not later than ten (10) Business Days after the date on which the Purchaser receives the Sellers’ notice as aforesaid (and, if necessary, the Closing Date shall be extended until two (2) Business Days after the expiration of such period).  If the Purchaser elects to terminate this Agreement as aforesaid, then the Escrow Agent shall return the Deposit to the Purchaser, whereupon this Agreement shall terminate and be of no further force and effect and no party shall have any liability or obligation to any other party hereunder except for the Surviving Obligations.  If any such casualty shall damage less than a material portion of any Property or if the Purchaser shall not elect to terminate this Agreement as aforesaid, then there shall be no abatement of the Purchase Price and the Sellers shall assign to the Purchaser at the Closing all of the Sellers’ rights to the insurance proceeds, if any, under the Sellers’ insurance policies covering such Property with respect to such damage or destruction and there shall be credited against the Purchase Price the following: (a) the amount of any applicable insurance deductibles; and (b) the amount of any proceeds received by any Seller that have not been applied to the costs of repairs that were approved by the Purchaser.  For purposes of this Section 9.1, any casualty damage which the Purchaser reasonably estimates will cost in excess of $150,000.00 to repair will be deemed to have damaged a material portion of such Property.

9.2.                  Condemnation.  If, prior to the Closing, all or any part of any Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Sellers shall promptly notify the Purchaser of such fact, and the Purchaser shall have the right to terminate this Agreement by giving notice thereof to the Sellers not later than ten (10) Business Days after the date on which the Purchaser receives the Sellers’ notice as aforesaid (and, if necessary, the Closing Date shall be extended until two (2) Business Days after the expiration of such period).  If the Purchaser elects to terminate this Agreement as aforesaid, then the Escrow Agent shall return the Deposit to the Purchaser, whereupon this Agreement shall terminate and be of no further force and effect and no party shall have any other obligation or liability to the other hereunder except for the Surviving Obligations.  If the Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Properties shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by the Sellers) and the Sellers shall assign to the Purchaser at the Closing all of such Sellers’ right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of such Property or portion thereof.

9.3.          Survival.  All of the provisions of this Article IX shall survive the Closing or the earlier termination of this Agreement.

ARTICLE X.

DEFAULT AND REMEDIES

10.1.        Default by the Seller Parties.  If any Seller Party shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if any Seller Party shall fail to perform any of the material covenants and agreements contained herein to be performed by such Seller Party, then the Purchaser, as its sole and exclusive remedy prior to Closing, may elect to either (a) terminate this Agreement and receive a refund of the Deposit, whereupon the Sellers shall reimburse the Purchaser for the Purchaser’s out-of-pocket expenses incurred in connection with this Agreement whereupon this Agreement shall terminate and be of no further force and effect and no party shall have any other obligation or liability to any other party hereunder except for the Surviving Obligations, or (b) pursue a suit for specific performance; provided, however, if the Purchaser is unsuccessful in its suit for specific performance it shall nevertheless be entitled to the remedies provided in the immediately preceding clause (a).  Nothing contained in this Section 10.1 shall operate to limit the Purchaser’s rights or remedies under this Agreement with respect to any breach of representation, warranty or covenant which is first discovered (or which first occurs) after the Closing.

10.2.        Default by the Purchaser.  If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, the Sellers, as their sole and exclusive remedy prior to Closing, may terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty, whereupon this Agreement shall terminate and be of no further force and effect and no party shall have any other obligation or liability to any other party hereunder.  Nothing contained in this Section 10.2 shall operate to limit the Sellers’ rights or remedies under this Agreement with respect to any breach of representation, warranty or covenant which is first discovered (or which first occurs) after the Closing.

10.3.        Cross-Default.  This Agreement and each of the Other Purchase Agreements are cross-defaulted until the earlier of the Closing hereunder or the “closing” thereunder.  If the Purchaser terminates one or both of the Other Purchase Agreements pursuant to Section 10.1 thereunder prior to the “closing” thereunder, then the Purchaser shall have the right to terminate this Agreement prior to the Closing hereunder pursuant to Section 10.1 hereunder.  If the “sellers” under one or both of the Other Purchase Agreements terminate such Other Purchase Agreement(s) pursuant to Section 10.2 thereunder prior to the “closing” thereunder, then the Sellers shall have the right to terminate this Agreement prior to the Closing hereunder pursuant to Section 10.2 hereunder.

10.4.        Survival.  All of the provisions of this Article X shall survive the Closing or the earlier termination of this Agreement.

ARTICLE XI.

MISCELLANEOUS

11.1.        Allocation of Liability.  It is expressly understood and agreed that the Sellers shall be liable to third parties for, and shall indemnify, defend and hold harmless the Purchaser (and its Subsidiaries and/or affiliates) from and against, any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of the Sellers that occurred in connection with the ownership or operation of the Properties prior to the Closing, and the Purchaser shall be liable to third parties for and shall indemnify, defend and hold harmless the Sellers from and against any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of the Purchaser (or its Subsidiaries or affiliates) that occur in connection with the ownership or operation of the Properties after the Closing.

11.2.        Brokers.  Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby other than the Broker.  The Sellers shall be responsible for paying any commissions or other amounts due to the Broker in connection with this Agreement.  The Sellers shall indemnify, defend and hold harmless the Purchaser from and against any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation owed to the Broker.  Each party shall indemnify, defend and hold harmless the other from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

11.3.        Publicity.  No Seller Party shall make any public pronouncements, issue any press releases or otherwise furnish any information regarding this Agreement or the transactions contemplated hereby (including, without limitation, the identity of the Purchaser (or its Subsidiaries or affiliates) as a party to this transaction) to any third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole and absolute discretion.

11.4.        Trading in Purchaser’s Securities.  Each Seller Party acknowledges, and each Seller Party agrees to advise its representatives who are informed of the matters that are the subject of this Agreement, that United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information, and each Seller Party hereby agrees for the benefit of the Purchaser and its affiliates to be bound by such prohibitions.  No party expresses a view as to whether or not any portion or all of the information regarding this Agreement and the transaction contemplated hereby constitutes, or in the future may constitute, material, nonpublic information with respect to the Purchaser and its affiliates.

11.5.        Notices.

(a)           Means of Delivery.  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement by any party shall be deemed adequately given if in writing and the same shall be delivered either in hand, by facsimile or electronic mail transmission with electronic confirmation of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).  Any notice to the Seller Parties which is delivered to ASC at the address specified below shall be deemed to have been given to all other Seller Parties simultaneously with its delivery to ASC.

(b)           Timing of Delivery.  All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of confirmed delivery, in the case of a notice by facsimile or electronic mail transmission (which confirmation may be electronically generated by the sender’s machine), and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)           Notice Addresses.  All such notices shall be addressed,

If to any Seller Party, to:	American Senior Communities, L.L.C.
6900 S. Gray Road
Indianapolis, Indiana 46237
Attention: Blake A. Jackson
Fax No.: (317) 783-5469
Email: blakejackson@tcm-bai.com

with a copy to:	American Senior Communities, L.L.C.
6900 S. Gray Road
Indianapolis, Indiana 46237
Attention: Teresa C. Williams
Fax No.: (317) 780-4686
Email: teresawilliams@tcm-bai.com

If to the Purchaser, to:	Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Bruce J. Mackey Jr.
Fax No.: (617) 796-8385
Email: bmackey@5sqc.com

with a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: Louis A. Monti
Fax No.: (617) 338-2880
Email: lmonti@sandw.com

If to the Escrow Agent, to:	Commonwealth Land Title Insurance Company
2 Grand Central Tower
140 East 45th Street
New York, New York 10017
Attn: Kathryn Andriko
Fax No.: (212) 986-5989
Email: kandriko@cltic.com

(d)           Change of Address.  By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time to change their respective addresses effective upon receipt by the other parties of such notice.

(e)           Notice by Attorneys.  The attorneys for any party may give notices on behalf of the party whom they represent.

11.6.        Waivers, Etc.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

11.7.        Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other, except that the Purchaser may assign this Agreement, in whole or in part, to any of its Subsidiaries or affiliates, or to Senior Housing Properties Trust or any of its Subsidiaries or affiliates.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  The Subsidiaries and affiliates of the Purchaser are third party beneficiaries of this Agreement and shall be entitled to enforce the representations, warranties, covenants and other obligations of each Seller Party set forth herein; otherwise this Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons except as specifically contemplated herein.

11.8.        Bulk Sales Laws.  The Sellers shall indemnify, defend and hold harmless the Purchaser from and against any loss, claim or damage that the Purchaser may incur as a result of any failure to comply with any so-called “bulk sales laws” or similar Laws (if any) which are applicable to the transactions contemplated under this Agreement.

11.9.        No Presumption Against Drafter.  This Agreement has been extensively negotiated between the Purchaser and the Sellers and none of the provisions set forth herein shall be construed narrowly against either party on the account of the fact that such party (or its attorney) drafted such provision.

11.10.      Entire Agreement; Severability.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof, including, without limitation, any confidentiality agreement executed in connection with the subject matter hereof.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not render the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or otherwise render any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

11.11.      Counterparts, Etc.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any such counterparts may be delivered by facsimile or e-mail (in the form of a .pdf or any other readily accessible attachment thereto), and all such counterparts so delivered shall be treated as original documents for all purposes.

11.12.      Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder or the delivery of any notice permitted or required hereunder is other than a Business Day, the time for payment, performance or delivery shall automatically be extended to the first (1st) Business Day following such date.

11.13.      Attorneys Fees.  Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, each party shall pay its own costs and expenses, including, without limitation, attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom.

11.14.      Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.15.      Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

11.16.      Liability of Sellers.  Each Seller shall be jointly and severally liable for the obligations of each Seller Party hereunder.  Notwithstanding the foregoing, neither the members, managers, employees or agents of any Seller, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement, and all parties hereto shall look solely to the Holdback Amount and the assets of the Sellers for the payment of any claim or the performance of any obligation by the Sellers.

11.17.      Financials.  Each Seller shall provide the Purchaser with access to the books and records of such Seller that relate to its Property and the business that such Seller conducts thereon for purposes of preparing audited financial statements for the 2008, 2009 and 2010 calendar years (and the 2011 stub period).  For the avoidance of doubt, to the extent the Purchaser or any of its affiliates are acquiring any other business or properties from a Seller or any of their respective affiliates (including, without limitation, the businesses and properties that are subject to the Other Purchase Agreements), the financial statements to be prepared by the Purchaser may be consolidated or combined financial statements representing the results of operations and financial condition of all such businesses and properties on a consolidated or combined basis, as appropriate.  In addition, each Seller shall execute and deliver (or shall cause its officers to execute and deliver) to the Purchaser or the independent public accounting firm auditing such financial statements such certifications, “representations” letters and consents as to such financial statements, books and records as are customarily provided in connection with the preparation of audited financial statements in accordance with the requirements of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”), and the applicable rules and regulations thereunder, for inclusion in any registration statement or other public filing of the Purchaser or any of its affiliates under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, and any other prospectus, offering circular or document used by the Purchaser or such affiliate in any other offering of securities, whether public or private.  The Purchaser shall be responsible for all out-of-pocket costs or expenses reasonably incurred by a Seller in connection with the preparation of such financial statements, certifications, consents and representations.  Notwithstanding the foregoing, the Purchaser agrees to prepare such audited financial statements only to the extent (a) the Purchaser determines appropriate, after consultation with counsel, in connection with any registration statement, prospectus, report or other filing of the Purchaser or its affiliates with the SEC or any stock exchange on which securities of the Purchaser or any affiliate are listed, or (b) the Purchaser or an affiliate determines advisable in connection with its investor relations program, conducted in the normal course.

11.18.      GOVERNING LAW; JURISDICTION.  THIS AGREEMENT IS TO BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF INDIANA.

11.19.      WAIVER OF JURY TRIAL.  THE PURCHASER AND EACH SELLER PARTY HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE DOCUMENTS RELATED HERETO, ANY DEALINGS BETWEEN THE PURCHASER AND ANY SELLER PARTY RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THE PURCHASER AND ANY SELLER PARTY HEREUNDER.

11.20.      ASC Brand.  Notwithstanding anything in this Agreement to the contrary, within ninety (90) days after the Closing, the Purchaser shall cease using all materials, signage, logos, marketing brochures and other marketing materials that contain the name or logo of ASC.

11.21.      Survival.  All of the provisions of this Article XI shall survive the Closing or the earlier termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the Effective Date.

PURCHASER:

FIVE STAR QUALITY CARE, INC.,
a Maryland corporation

By:	/s/ Bruce J. Mackey Jr.
	Name:	Bruce J. Mackey Jr.
	Its:	President and Chief Executive Officer

SELLERS:

RESIDENTIAL CARE II, L.L.C.,
an Indiana limited liability company

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

RESIDENTIAL CARE IV, L.L.C.,
an Indiana limited liability company

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

RESIDENTIAL CARE VI, L.L.C.,
an Indiana limited liability company

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

E&F REALTY CO., L.L.P.,
an Indiana limited liability partnership

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

AMERICAN SENIOR HOME CARE, L.L.C.,
an Indiana limited liability company

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

AMERICAN SENIOR HOME CARE OF FT. WAYNE,
L.L.C., an Indiana limited liability company

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

ESCROW AGENT:

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND

AGREES TO BE BOUND BY THE PROVISIONS OF

SECTIONS 2.4 AND 8.2 OF THE FOREGOING AGREEMENT.

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Kathryn Andriko
	Name:	Kathryn Andriko
	Its:	Vice President

JOINDER

The undersigned hereby joins in this Agreement solely for the purposes of being the beneficiary of, and being bound by, the terms and provisions of this Agreement applicable to it, including, without limitation, Sections 3.1, 5, 7.4, 7.5, 7.7, 7.8, 7.11, 11.3, 11.4 and 11.19 of this Agreement.

AMERICAN SENIOR COMMUNITIES, L.L.C.,
an Indiana limited liability company

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

The undersigned hereby joins in this Agreement solely for the purposes of being the beneficiary of, and being bound by, the terms and provisions of this Agreement applicable to it, including, without limitation, Sections 3.1, 5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.11, 11.3, 11.4 and 11.19 of this Agreement.

EAGLE CARE II, L.L.C.,
an Indiana limited liability company

By:	/s/ Blake A. Jackson
	Name:	Blake A. Jackson
	Its:	Manager

SCHEDULE 1

THE FACILITIES

Name	Address	Sellers	Units	Allocated Purchase Price

Forest Creek Commons	6510 U.S. 31 South Indianapolis, IN 46227	Residential Care II, L.L.C. American Senior Home Care, L.L.C.	AL: 84 IL: 38	$16,500,000.00

Covington Commons	2601 Covington Commons Drive Fort Wayne, IN 46804	Residential Care IV, L.L.C. American Senior Home Care of Ft. Wayne, L.L.C.	AL: 106 IL: 48	$21,500,000.00

Northwoods Commons	2501 Friendship Blvd. Kokomo, IN 46901	Residential Care VI, L.L.C. E&F Realty Co., L.L.P. American Senior Home Care, L.L.C.	AL: 92 IL: 22	$14,000,000.00

SCHEDULE 2

THE LAND

(See attached copy.)

Schedule
Legal Description for Residential Care II, L.L.C.
(Forest Creek Commons)
(from Freddie Mac Title Policy 2007)

PARCEL 1:

Lots numbered 1A, 1B, 1C and 1D in Forest Creek Commons, an addition to the City of Indianapolis in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded December 15, 1997, as Instrument No. 97-191846, in the Office of the Recorder of Marion County, Indiana.

PARCEL 2:

Lots numbered 2A, 2B, 2C and 2D in Forest Creek Commons, an addition to the City of Indianapolis, in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded July 16, 1996, as Instrument No. 96-96471, in the Office of the Recorder of Marion County, Indiana.

PARCEL 3:

Lots numbered 3A, 3B, 3C and 3D in Forest Creek Commons, an addition to the City of Indianapolis, in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and Scriveners Error recorded August 28, 1997, as Instrument No. 97-119371 and final plat recorded December 15, 1997, as Instrument No. 97-191847, in the Office of the Recorder of Marion County, Indiana.

PARCEL 4:

Lots numbered 4A, 4B, 4C and 4D in Forest Creek Commons, an addition to the City of Indianapolis, In Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded February 25, 1997, as Instrument No. 97-31264, in the Office of the Recorder of Marion County, Indiana.

PARCEL 5:

Lots numbered 5A, 5B, 5C and 5D in Forest Creek Commons, an addition to the City of Indianapolis, in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded February 25, 1997, as Instrument No. 97-31263 in the Office of the Recorder of Marion County, Indiana.

PARCEL 6:

Lots numbered 6A, 6B, 6C and 6D in Forest Creek Commons, an addition to the City of Indianapolis, in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded February 25, 1997, as Instrument No. 97-31262, in the Office of the Recorder of Marion County, Indiana.

PARCEL 7:

Lots numbered 7A, 7B, 7C and 7D in Forest Creek Commons, an addition to the City of Indianapolis in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded July 16, 1996, as Instrument No. 96-96470, in the Office of the Recorder of Marion County, Indiana.

PARCEL 8:

Lots numbered 8A and 8B in Forest Creek Commons, an addition to the City of Indianapolis, in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded December 15, 1997, as Instrument No. 97-191848, in the Office of the Recorder of Marion County, Indiana.

PARCEL 9:

Lots numbered 9A, 9B, 9C and 9D in Forrest Creek Commons, an addition to the City of Indianapolis, in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded January 8, 1998, as Instrument No. 98-3538, in the Office of the recorder of Marion County, Indiana.

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PARCEL 10:

Lots numbered 10A, 10B, 10C and 10D in Forest Creek Commons, an addition to the City of Indianapolis, in Marion County, Indiana, as per plat thereof recorded November 2, 1995, as Instrument No. 95-139628 and final plat recorded December 15, 1997, as Instrument No. 97-191849 in the Office of the Recorder of Marion County, Indiana.

PARCEL 11:

A part of the Southwest Quarter of Section 12, Township 14 North, Range 3 East of the Second Principal Meridian in Perry Township, Marion County, Indiana, described as follows:

Commencing at the Northeast corner of said Quarter Section; thence South 89°41'55" West along the North line of said Quarter Section 512.43 feet; thence South 00°18'05" East 45.00 feet to a point on the Southerly right-of-way line of Banta Road, said point being the Point of Beginning of this described tract; thence North 89°41'55" East along last said right-of-way 289.49 feet to a point on the Westerly right-of-way line of State Road U.S. No. 31; the next two courses follow last said right-of-way line: 1) thence South 41°23'53" East 66.06 feet to a non-tangent curve to the left having a central angle of 03°05'35", the radius point of said curve bears South 89°03'34" East 5921.69 feet; 2) thence Southeasterly along said curve 319.67 feet arc distance to a point where the radius point of said curve bears North 87°50'52" East 5921.69 feet; thence North 89°50'43" West 337.62 feet; thence North 00°09'17" East 366.73 feet to the Point of Beginning.

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Schedule
Legal Description for Residential Care IV, L.L.C.
(Covington Commons)
(from Freddie Mac Lender Policy 2000)

PERIMETER LEGAL DESCRIPTION – TRACTS I AND II

Part of the Southwest Quarter of Section 7, Township 30 North, Range 12 East, Allen County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Southwest Quarter of Section 7, Township 30 North, Range 12 East, Allen County, Indiana; thence North 00 degrees 00 minutes 11 seconds West (deed bearing and basis for this description) along the West line of the SW ¼ of Sec. 7-30-12 a distance of 99.88 feet to the point of beginning; thence North 00 degrees 00 minutes 11 seconds West along the West line of the SW ¼ of Sec. 7-30-12, a distance of 896.37 feet; thence North 89 degrees 47 minutes 49 seconds East a distance of 425.11 feet; thence South 00 degrees 12 minutes 11 seconds West a distance of 656.68 feet; thence North 89 degrees 47 minutes 49 seconds East a distance of 170.3 feet; thence South 21 degrees 23 minutes 40 seconds East a distance of 198.66 feet; thence South 03 degrees 23 minutes 10 seconds East a distance of 104.6 feet to a point on the North right of way line of Covington Road; thence South 89 degrees 47 minutes 49 seconds West along the North right of way line of Covington Road, a distance of 248.21 feet to a point on the East right of way line of Covington Commons Drive as dedicated and recorded in Document 970054266; thence Northerly on a nontangent curve to the left having a radius of 175.0 feet, a central angle of 30 degrees 16 minutes 53 seconds, a chord bearing of North 18 degrees 37 minutes 11 seconds West, a chord distance of 91.42 feet along the East right of way line of Covington Commons Drive, an arc distance of 92.49 feet to a point of tangent; thence Northerly on a reverse cure to the right having a radius of 125.0 feet, a central angle of 36 degrees 20 minutes, a chord bearing of North 15 degrees 35 minutes 38 seconds West, a chord distance of 77.95 feet, along the East right of way line of Covington Commons Drive, an arc distance of 79.27 feet; thence North 02 degrees 34 minutes 23 seconds East along the East right of way line of Covington Commons Drive a distance of 339.29 feet; thence Northerly on a curve to the left having a radius of 350.0 feet, a central angle of 03 degrees 46 minutes 30 seconds, a chord bearing of North 00 degrees 41 minutes 09 seconds East, a chord distance of 23.05 feet along the East right of way line of Covington Commons Drive an arc distance of 23.06 feet; thence North 01 degrees 12 minutes 07 seconds West along the East right of way line of Covington Commons Drive a distance of 68.02 feet to a nontangent curve; thence Northerly, Westerly, and Southerly on a curve to the left having a radius of 50.0 feet, a central angle of 300 degrees 00 minutes 00 seconds a chord bearing of South 88 degrees 47 minutes 53 seconds West, a chord distance of 50.0 feet along the East, North, and West right of way line of Covington Commons Drive, an arc distance of 261.8 feet; thence South 01 degrees 12 minutes 07 seconds East along the West right of way of line of Covington Commons Drive a distance of 68.02 feet; thence Southerly on a curve to the right having a radius of 300.0 feet, a central angle of 03 degrees 46 minutes 30 seconds, a chord bearing of South 00 degrees 41 minutes 09 seconds West, a chord distance of 19.76 feet along the West right of way line of Covington Commons Drive an arc distance of 19.76 feet; thence South 02 degrees 34 minutes 23 seconds West along

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the West right of way line of Covington Commons Drive a distance of 339.29 feet; thence Southerly on a curve to the left, having a radius of 175.0 feet, a central angle of 36 degrees 20 minutes, a chord bearing of South 15 degrees 35 minutes 37 seconds East, a chord distance of 109.12 feet along the West right of way of Covington Commons Drive an arc distance of 110.97 feet to a point of tangent; thence Southerly on a reverse curve to the right having a radius of 125.0 feet, a central angle of 28 degrees 58 minutes 07 seconds, a chord bearing of South 19 degrees 16 minutes 34 seconds East, a chord distance of 62.53 feet along the West right of way line of Covington Commons Drive an arc distance of 63.2 feet to a point on the North right of way line of Covington Road; thence South 89 degrees 47 minutes 49 seconds West along the North right of way line of Covington Road, a distance of 120.98 feet; thence Westerly on a curve to the right having a radius of 685.16 feet, a central angle of 22 degrees 01 minutes 01 seconds, a chord bearing of North 79 degrees 11 minutes 40 seconds West, a chord distance of 261.67 feet along the North right of way line of Covington Road, an arc distance of 263.29 feet to the point of beginning, containing 9.77 acres.

TRACT III:

A perpetual and non-exclusive easement and right of way for storm drainage over, under and upon the following described real estate:

Part of the Southwest Quarter of Section 7, Township 30 North, Range 12 East, Allen County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Southwest Quarter of Section 7, Township 30 North, Range 12 East, Allen County, Indiana; thence North 00 degrees 00 minutes 11 seconds West (Deed bearing) along the West line of the Southwest Quarter of Section 7, Township 30 North, Range 12 East, a distance of 99.88 feet to the point of beginning, said point being on the 50-foot proposed right of way line of Covington Road; thence Easterly on a non-tangent curve to the left having a radius of 685.16 feet and a central angle of 22 degrees 01 minutes 01 seconds, an arc distance of 263.29 feet; thence North 89 degrees 47 minutes 49 seconds East parallel to and 50 feet North of the centerline of Covington Road, a distance of 419.19 feet to the true point of beginning; thence North 03 degrees 23 minutes 10 seconds West, a distance of 104.6 feet; thence North 21 degrees 23 minutes 40 seconds West, a distance of 80.0 feet; thence North 89 degrees 47 minutes 49 seconds East, a distance of 195.0 feet; thence South 09 degrees 37 minutes 52 seconds East, a distance of 181.46 feet; thence South 89 degrees 47 minutes 49 seconds West, a distance of 190.0 feet to the point of beginning, containing 0.761 acres.

TRACT IV:

A 14-foot sanitary sewer easement located 7 feet either side of the following described centerline:

Part of the 6.426 acre tract in the Southwest Quarter of Section 7, Township 30 North, Range 12 East, Allen County, Indiana, more particularly described as follows:

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Commencing at the Southwest corner of the Southwest Quarter of Section 7, Township 30 North, Range 12 East, Allen County, Indiana; thence North 00 degrees 00 minutes 11 seconds West along the West line of the Southwest Quarter of Section 7, Township 30 North, Range 12 East, a distance of 396.81 feet; thence North 89 degrees 47 minutes 49 seconds East, a distance of 427.2 feet to a point on the West line of Colony Bay Apartments (Deed Record 690, pages 165-168), said point being the true point of beginning; thence South 89 degrees 38 minutes 10 seconds East, a distance of 274.0 feet to an existing manhole; thence North 54 degrees 16 minutes 40 seconds East, a distance of 53.8 feet to a manhole; thence South 87 degrees 56 minutes 30 seconds East, a distance of 178.6 feet to a manhole; thence South 07 degrees 34 minutes 40 seconds West a distance of 171.0 feet to a manhole; thence South 05 degrees 49 minutes 30 seconds East, a distance of 221.0 feet to a point on the North right of way line of Covington Road, said point being 40 feet North of the centerline of Covington Road, said point being the point of termination of the easement.

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Schedule
Legal Description for Residential Care VI, L.L.C.
(Northwoods Commons)
(from Freddie Mac Lender Policy 2003)

Parcel I

Lot 1 in North Woods Commons, Section One, recorded in Plat Book 10, page 301, an addition to Center Township, City of Kokomo, Howard County, Indiana, as amended by a Certificate of Correction recorded at Instrument No. 9934007439.

Parcel II

Easements for a perpetual drainage easement and right to install and maintain said drain to Turtle Creek Management, Inc., dated January 14, 1997, recorded January 14, 1997 in Miscellaneous Record 87, page 39 and Miscellaneous Record 87, page 40 and Miscellaneous Record 87, page 41; all in the Office of the Recorder of Howard County, Indiana.

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Schedule
Legal Description for E&F Realty 5 Plex

Part Tract A in Friendship Village P.U.D., Section 2 Replat an addition to Center Township, Howard County, Indiana recorded in Plat Book 9, page 272, described as follows:

Beginning at the southeast corner of Lot 66 in North Woods Estates Subdivision, Section One, an addition to Center Township, City of Kokomo, Howard County, Indiana recorded in Plat Book 10, page 173 marked by a 5/8" diameter rebar; thence N 00' 00' 00" E 164.23' along the east line of said subdivision to a 5/8" diameter rebar; thence N 88' 27' 30" E 182.48' along the extension of and the south line of Tract "C" in Friendship Village P.U.D., Section Two Replat an addition to Center Township, Howard County, Indiana recorded in Plat Book 9, page 273; thence S 28' 58' 54" W 197.82'; thence south, southwest and west 28.26' along a 20.00 foot radius curve to the right, the radius point of which bears N 61' 01' 06" W 20.00', through a clockwise central angle of 80' 57' 10" to the north right-of-way of Northwoods Drive; thence northwest 63.81' along said right-of-way and a 225.00 foot radius curve to the left, the radius point of which bears S 19' 56' 04" W 225.00', through a counter clockwise central angle of 16' 14' 59" to the point of beginning, containing 0.53 acres, more or less.

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SCHEDULE 3

LOAN DOCUMENTS

(See attached copy.)

FORREST CREEK COMMONS

P/R MORTGAGE & INVESTMENT CORP.

Loan To
RESIDENTIAL CARE II, L.L.C.
Indianapolis, Indiana
$11,000,000.00
FHLMC #981207286

August 17, 2007

1.     $11,000,000.00 Multifamily Note

2.     Multifamily Mortgage, Assignment of Rents and Security Agreement

3.     Assignment of Security Instrument

4.                                       UCC
a.  Indiana Secretary of State
b.  Marion County, Indiana
c.  UCC Search Results Letter

5.     Title

6.     Title Exceptions Safe Harbor Analysis Letter

7.     Survey

8.     Survey Review Letter

9.     Repair Agreement

10.   Assignment of Repair Agreement

11.   Replacement Reserve

12.   Assignment of Replacement Reserve

13.   Guaranty

14.   Assignment of Guaranty

15.   Opinion Letter

16.   Disbursement Statement

17.   Property Insurance

18.   Certification of Occupancy Certificates

19.   Certified Rent Roll

20.   Flood Hazard Determination Form

21.   Management Agreement (w/ Amendment)

22.   Moisture Management Plan

23.   Collateral Assignment of Management Agreement

24.   Assignment of Collateral Assignment of Management Agreement

25.   Collateral Assignment of Service Contracts

26.   Assignment of Collateral Assignment of Service Contracts

27.   Collateral Assignment of Licenses, Certificates and Permits

28.   Assignment of Collateral Assignment of Licenses, Certificates and Permits

29.   Acknowledgement/Agreement regarding Funding and Representations

30.   Agreement to Amend Documents

31.   Certificate of Borrower Seniors (Freddie Mac)

32.   Certificate of Borrower (P/R)

33.   Mortgagor’s Affidavit

34.   Memorandum

35.   Freddie Mac Consents

36.   Organizational Documents - Borrower

37.   Organizational Documents - American Senior Home Care, L.L.C.

38.   Mold Coverage Waiver Letter

39.   Terrorism Coverage Waiver Letter

P/R MORTGAGE & INVESTMENT CORP.
Loan To
RESIDENTIAL CARE IV, L.L.C.
An Indiana limited liability company
7,516,000.00
Loan No. 002727544

1.        P/R Commitment and Freddie Mac Commitment and Amendment

2.        Multifamily Note

3.        Multifamily Mortgage, Assignment of Rents and Security

4.        Financing Statements

5.        Guaranty —

Blake Jackson

Wessley E. Jackson

Mark A. Jackson

David R. Justice

Lisa M. Mauceri

Jody Gregg

Shelly Todd

Jonathan Jackson

Michael Jackson

Kyle Jackson

6.        Replacement Reserve Agreement

7.        Repair Agreement

8.        Flood Letter

9.        Mortgagor’s Affidavit

10.      Agreement to Amend Documents

11.      Acknowledgement and Agreement Regarding Funding and Representations

12.      Certificate of Borrower

13.      Certificate of Occupancy Certification

14.      Tenant Occupancy Certification

15.      Title Policy and Exceptions Explanation Letter

16.      Survey

17.      Organizational Documents

18.      Management Agreement

19.      Management Agreement Subordination Agreement

20.      Subordination, Non-Disturbance and Attornment Agreement

21.      Assignment of Security Instrument

22.      Assignments of Guaranty

Blake Jackson

Wessley E. Jackson

Mark A. Jackson

David R. Justice

Lisa M. Mauceri

Jody Gregg

Shelly Todd

Jonathan Jackson

Michael Jackson

Kyle Jackson

23.      Assignment of Repair Agreement

24.      Assignment of Replacement Reserve Agreement

25.      Evidence of Insurance

26.      Zoning and Building Code Letters

27.      Closing Statement

28.      Opinion of Borrower’s Counsel

29.      Opinion of Guarantors’ Counsel

30.      Opinion of Lender’s Counsel

FEDERAL HOME LOAN MORTGAGE CORPORATION
SENIOR HOUSING AND CONVENTIONAL CASH
MORTGAGE PURCHASE PROGRAM
FINAL DELIVERY PACKAGE

LENDER:	P/R Mortgage & Investment Corp.

BORROWER:	Residential Care VI, L.L.C.

PROJECT:	North Woods Commons Assisted Living Facility

LOCATION:	Howard County, Indiana

FHLMC LOAN #:	002749904

LENDER’S REPRESENTATIVE:

Mr. Michael F. Petrie

P/R Mortgage & Investment Corp.

11711 North Meridian Street

Suite 528

Carmel, Indiana 46032

Telephone: (317) 569-7420

Telecopier: (317) 569-6481

LENDER’S COUNSEL

John W. Hamilton, Esquire

Wooden & McLaughlin LLP

One Indiana Square

Suite 1800

Indianapolis, Indiana 46204

Telephone: (317) 639-6151

Telecopier: (317) 639-6444

1.	Multifamily Note	Original

2.

Multifamily Mortgage, Assignment of Rents and Security Agreement
Note: Exhibit C of Freddie Mac Commitment incorrectly requires the use of the “No Transfer without Lender Approval” version of Section 21 as per Paul Muldoon and Debra Stencil

Certified Copy

3.	Assignment of Security Instrument Note: Debra Stencil permitted the title company to correct Lender’s address	Certified Copy

4.	UCC Financing Statements -State -County -Searches Note: No searches or UCC’s required as per Debra Stencil	Receipt Certified Copy Copy

5.	Title Policy and Endorsements -Title Exception Explanation Letter	Original Original

6.	Survey Survey Letter	Original

7.	Repair Agreement	Waived

8.	Assignments of Repair Agreement	Original

9.	Replacement Reserve Agreement	Original

10.	Assignments of Replacement Reserve Agreement	Original

11.	Limited Guaranty	Original

12.	Assignment of Limited Guaranty	Original

13.	Commercial Lease SNDA	Original

14.	Opinions of Counsel -Borrower -Guarantor	Original Original

15.	Disbursement Statement	Original

16.	Property Insurance Note: Terrorism and Mold coverage waived	Original

17.	Information on Escrow Accounts	Original

18.	Certificates of Occupancy	Copies

19.	Rent Schedule	Certified

20.	FEMA Form

21.	Management Agreement	Certified

22.	Operations and Maintenance Agreement	Certified

23.	UCC Financing Statements (Manager)	Not Applicable

24.	Certified List of Furniture, Fixtures and Equipment and Motor Vehicles	Original

25.	Collateral Assignment of Management Agreement	Original

26.	Assignment of Collateral Assignment of Management Agreement	Original

27.	Collateral Assignment of Service Contracts	Waived

28.	Collateral Assignment of Licenses Certificates and Permits Not Applicable per Debra Stencil	Not Applicable

29.	Certification Regarding Licenses Certificates and Permits	Original

30.	Terrorism Coverage Waiver Letter	Original

31.	Mold and Mildew Coverage Waiver Letter	Original

32.	Organization Documents — Borrower	Certified Copy

33.	Certificate of Borrower	Original

34.	Agreement to Amend Documents	Original

35.	Acknowledgement and Agreement Regarding Funding and Representations	Original

36.	Mortgagor’s Affidavit	Original

37.	Lender and Freddie Mac Commitments	Original

38.	Zoning and Building Code Letters	Waived

SCHEDULE 4

FINANCIAL STATEMENTS

SCHEDULE 5

RESIDENTS

SCHEDULE 6

SERVICE CONTRACTS

(See attached copy.)

Forest Creek Commons

Schedule   — Service Agreements - Residential Care II

Number	Name of Agreement/Document	Date of Doc.	Contracting Party	Other Parties (if any)	Description of Agreement	Comments
	ADFM National Eldercare Info Service Agreement	11/3/2010	A Place for Mom		Referral service
	Rental Agreement	11/2/2009	Advantage Water Conditioning, Inc.		Water softeners
	Beauty Shop Agreement	11/24/2009	Della Niehaus		Beautician services
	Appliance Rental Agreement	1/31/2006	Citizens Mechanical Services		Water heater
	Installation & Services Agreement	7/17/2009	Comcast		Cable
	Storage Agreement	9/1/2009	Extra-Space Self Storage		Storage services
	Annual Service Agreement	2/11/2011	Freedom Communications		Call System
	Subscriber Agreement	10/26/2009	Integrated Electronics, Inc.		Firm Alarm/Sprinkler
	Landscape Maintenance Agreement	11/6/2008	Mainscape		Landscape services
	Pharmacy Services Agreement	7/6/2009	Pharmakon Long Term Care Pharmacy, Inc.	Health and Hospital Corporation of Marion County	Pharmay Services
	Rental Services Agreement	8/11/2006	Plymate		Maintenance uniforms/doormats
	Service Agreement	4/19/2001	Ray’s Trash Service		Non-Hazardous Waste removal
	Contract	3/16/2008	Verizon		Phone
	Lease Agreement		Ikon Financial Services		Copier
	Service Agreement	4/1/2009	AMPRO		Medical waste removal
	Service Agreement		Fikes		Odor Control

Covington Commons

Schedule - Service Agreements - Residential Care IV

Number	Name of Agreement/Document	Date of Doc.	Contracting Party	Other Parties (if any)	Description of Agreement	Comments
	Service Contract	2/24/2011	Aqua-Clean, Inc.		Hood Cleaning, etc.
	Rental Service Agreement	6/24/2009	CINTAS		Mat Rental
	Installation & Services Agreement	7/17/2009	Comcast		Cable
	Contract	3/28/2000	Culligan		Water System
	Odor Control Service Agreement	1/1/2010	FIKES		Odor Control Services
	Annual Service Agreement	11/17/2000	Freedom Communications		Wireless lifetime
	Service Agreement	4/2/2005	Integrated Electronics		Alarm/Sprinkler Testing
	Power Purchasing Health Care Agreement	7/26/1998	Power Purchasing, Inc.		Postage
	Landscape Maintenance Service Agreement	1/7/2009	Mainscape		Landscape services
	Pharmacy Services Agreement	7/6/2009	Pharmakon Long Term Care Pharmacy, Inc.		Pharmacy Services
	Indiana Facility Service Agreement	3/22/2002	Preferred Podiatry Group, PC		Podiatric Services
	Service Agreement	5/1/2006	Real Clean Incorporated		Window Cleaning Services
	Service Agreement	2/14/2011	National Serv-All, Inc.		Trash Removal Services
	Post Prevention Service Agreement	11/28/2009	Steritech		Pest Service Control
	Service Agreement	4/1/2009	AMPRO		Medical Waste
	Lease Agreement	1/26/2009	IKON Financial Services		Copier Lease & Service
	Beauty Shop Agreement	3/14/2008	Falicia Driver		Beautician Services
	Info Service Agreement	10/15/2010	A Place for Mom, Inc.		Advertising Services
	Agreement		AT&T		Phone
	Water Supply Agreement	3/17/1997	Culligan		Emergency Water Service

Northwood Commons

Schedule - Service Agreements - Residential Care VI

Number	Name of Agreement/Document	Date of Doc.	Contracting Party	Other Parties (if any)	Description of Agreement	Comments
	Advertising Lease Agreement	7/22/1997	Bench-er-matic		Advertising services
	Beauty Shop Agreement	1/1/2010	Mary Roudebush		Beautician Services
	Installation & Services Agreement	7/17/2009	Comcast		Cable
	Service Agreement	3/17/2004	Integrated Electronics		Fire/Sprinkler Testing
	Contract	2/7/2011	Gingerich Lawn Care, LLC		Lawn Care Services
	Contract	1/14/2011	Bill’s Lawn Service		Fertilizer Services
	Annual Service Agreement	11/26/2008	Freedom Communications		Wireless Emergency Call Systems
	Service Agreement	5/30/2008	Indiana Pest Control		Pest Control Services
	Podiatry Services Agreement	8/28/2005	Cynthia Utley-Breneman		Podiatric Services
	Service Contract	5/22/2010	Pitney Bowes		Postage Machine
	Service Agreement	8/25/2009	Waste Mangement		Trash Removal Services
	Rental Service Agreement	7/6/2010	CINTAS		Uniform Rental
	Pharmacy Services Agreement	7/6/2009	Pharmakon Long Term Care Pharmacy, Inc.		Pharmacy Services
	Lease Agreement	2/19/2009	IKON		Copier Lease and Service
	Vehicle Lease Agreement	12/2/2009	TESCO Transportation		Bus Lease
	Service Agreement	4/1/2009	AMPRO		Medical Waste Removal
	Advertising Agreement	10/12/2010	Howard County Extra		Advertising services
	Advertising Agreement	8/1/2010	NHI		Advertising (Newspaper Holdings)
	Advertising Agreement	3/28/2011	Burkhart Advertising		Advertising
	Advertising Agreement	1/14/2011	Howard County Extra		Advertising (Kokomo Tribune)

1

SCHEDULE 7

EMPLOYEES

SCHEDULE 8

SELLER EMPLOYEE BENEFIT PLANS
SELLER BENEFIT ARRANGEMENTS

(See attached copy.)

Schedule — Employee Benefit Plans

1.     American Senior Communities, L.L.C. Retirement Savings Plan

2.     American Senior Communities, L.L.C. Group Health Plan

3.     American Senior Communities, L.L.C. Life, Long Term Disability, Accidental Death and Dismemberment Plan

4.     American Senior Communities, L.L.C. Flexible Benefit Plan

5.     American Senior Communities, L.L.C. 2009 Clinical Director Bonus Plan (still in effect)

6.     American Senior Communities, L.L.C. 2009 General Manager Bonus Plan (still in effect)

7.     American Senior Communities, L.L.C. 2009 Licensed General Manager Incentive Program (still in effect)

8.     American Senior Communities, L.L.C.  2009 Licensed Residential Care Clinical Director Bonus Plan (still in effect)

9.     American Senior Communities, L.LC. 2009 Sales Bonus Plan

SCHEDULE 9

EXCEPTIONS TO NON-COMPETE (ASSISTED LIVING FACILITIES)

Name	Address	Owner	Units

Rosegate Commons	7525 Rosegate Drive Indianapolis, IN 46237	Residential Care V, L.L.C.	AL: 82 IL: 81

Coventry Meadows	7833 W. Jefferson Blvd. Fort Wayne, IN 46804	Coventry Meadows, L.L.C. Residential Care IX, L.L.C.	AL: 82 IL: 36

Rosewalk at Lutherwoods	1301 N. Ritter Avenue Indianapolis, IN 46219	Basic American Convalescent Centres, L.P. II	AL: 98

Meadow Lake	200 Meadow Lakes Drive Mooresville, IN 46158	Meadow Lake of Mooresville, L.L.C. Meadow Lakes Garden Homes, L.L.C.	AL: 53 IL: 42

American Village	2026 E. 54th Street Indianapolis, IN 46220	Lincoln Lodge, Inc. Parrish Patriot Place, L.L.P. Parrish American Villages, LLC	AL: 79 IL: 102

Zionsville Meadows	675 S. Ford Road Zionsville, IN 46077	Zionsville Meadows, L.L.C. Zionsville Garden Homes, L.L.C.	AL: 86 IL: 60

Spring Mill Meadows	2140 W. 86th Street Indianapolis, IN 46260	Childrens’ Convalescent Centers, Inc. Spring Mill Garden Homes, L.L.C.	AL: 0 IL: 14

Beech Grove Meadows	2002 Albany Street Beech Grove, IN 46107	Basic American Convalescent Centres V, L.L.C. Beech Grove Patio Homes, L.L.C.	AL: 16 IL: 35

Monticello Assisted Living & Healthcare Center	1120 North Main Street Monticello, IN 47960	Basic American Convalescent Centres IX, L.L.C.	AL: 14 IL: 0

Heritage Park Commons	2002 Heritage Park Drive Fort Wayne, IN 46805	Basic Amercian Convalescent Centres VIII, L.L.C. Heritage Park Garden Homes, L.L.C.	AL: 32 IL: 48

SCHEDULE 10

EXCEPTIONS TO NON-COMPETE (SKILLED NURSING FACILITIES)

Name	Address	Owner	Units

Allisonville Meadows	10312 Allisonville Road Fishers, IN 46038	Allisonville Meadows, L.L.C. F.S. Jackson Family Limited Partnership No. 1	SNF: 171 AL: 0 IL: 0

Brownsburg Meadows	2 East Tilden Drive Brownsburg, IN 46112	Brownsburg Meadows, L.L.C. Residential Care X, L.L.C.	SNF: 136 AL: 11 IL: 10

Meadow Lake of Mooresville	200 Meadow Lakes Drive Mooresville, IN 46158	Meadow Lake of Mooresville, L.L.C. Meadow Lake Garden Homes, L.L.C.	SNF: 137 AL: 53 IL: 42

Coventry Meadows	7843 West Jefferson Blvd. Fort Wayne, IN 46804	Coventry Meadows, L.L.C. Residential Care IX, L.L.C.	SNF: 150 AL: 82 IL: 36

EXHIBIT A

FORM OF DEED

[Attach Indiana Warranty Deed.]

WARRANTY DEED

THIS INDENTURE WITNESSETH, that                                                                              (“Grantor”), a limited liability company organized and existing under the laws of the State of Indiana, CONVEYS AND WARRANTS to                                                                                , a                                     , organized and existing under the laws of the State of                    (“Grantee”), for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, the following described real estate in                              County, in the State of Indiana (hereinafter called the “Real Estate”):

[INSERT LEGAL DESCRIPTION HERE]

TOGETHER with all buildings, structures, fixtures and improvements now erected or located on the Real Estate, or affixed thereto (collectively, the “Improvements”), and TOGETHER with all tenements, hereditaments, rights, privileges, interests, easements and appurtenances now belonging or in any wise pertaining to the Real Estate and/or the Improvements.

Subject to (i) all easements, highways, rights-of-way, covenants, conditions, restrictions and other matters of record to the extent the same are in effect and enforceable; (ii) all current, non-delinquent real estate taxes and assessments; and (iii) all matters that would be disclosed by a current accurate ALTA survey of said real estate.

The undersigned person executing this Deed on behalf of Grantor represents and certifies  that he is a duly elected manager of Grantor and has been fully empowered, by proper resolution of the Board of Managers of Grantor, to execute and deliver this deed; that Grantor has full company capacity to convey the Real Estate described herein; and that all necessary company action for the making of such conveyance has been taken and done.

IN WITNESS WHEREOF, Grantor has caused this deed to be executed this          day of                                 , 20      .

Name of Company

By:
Signature

Its:
Printed Name and Title

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, a Notary Public in and for said County and State, personally appeared                                                       , the manager of [H.I. Name of Company], who acknowledged execution of the foregoing Warranty Deed as such manager acting for and on behalf of said company, and who, having been duly sworn, stated that the representations therein contained are true.

Witness my hand and Notarial Seal this        day of                             , 200      .

Signature

	Printed Name	Notary Public

My Commission Expires:	County of Residence:

Send tax statements to and
Grantee’s mailing address is:

This instrument was prepared by Teresa C. Williams, Attorney at Law, 6900  S. Gray Road, Indianapolis, Indiana  46237, Phone: 317-783-5461.

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law.  [Printed Name or Signature of Preparer].

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

(See attached copy.)

ASSIGNMENT AND ASSUMPTION OF
RESIDENT AGREEMENTS, SERVICE CONTRACTS
AND OTHER INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF RESIDENT AGREEMENTS, SERVICE CONTRACTS AND OTHER INTANGIBLE PROPERTY (this “Assignment”) is made and entered into as of                               , 2011 by and between                             , a                                        (the “Assignor”), and                               , a                                  (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor and the Assignee are parties to that certain Purchase and Sale Agreement, dated as of [                        ], (the “Purchase Agreement”), pursuant to which the Assignor has agreed to sell, and the Assignee has agreed to purchase, certain land and other property, including, without limitation, the independent living/assisted living facility known as [                        ] and having an address at [                        ] (the “Facility”);

WHEREAS, in connection with the closing of the sale contemplated by the Purchase Agreement, the Assignor has agreed to assign, and the Assignee has agreed to assume, among other things, the Resident Agreements described on Exhibit A attached hereto (the “Resident Agreements”), the Service Contracts described on Exhibit B attached hereto (the “Service Contracts”), the Licenses and Permits with respect to the Facility and the Intangible Property with respect to the Facility (as such terms are defined in the Purchase Agreement), subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Assignor and the Assignee agree as follows:

1.             Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

2.             Assignment and Assumption.  The Assignor hereby assigns to the Assignee all of the Assignor’s right, title and interest in and to the Resident Agreements, the Service Contracts, the Licenses and Permits and the Intangible Property as hereinabove described.  The Assignee hereby assumes, as of the date hereof, all of the Assignor’s obligations under such Resident Agreements, Service Contracts, Licenses and Permits and Intangible Property first arising from and after the date hereof.  The Assignee hereby agrees to perform all of the Assignor’s obligations first arising under such Resident Agreements, Service Contracts, Licenses and Permits and Intangible Property from and after the date hereof.

3.             Indemnification of Assignee.  The Assignor shall indemnify, defend and hold harmless the Assignee from and against all of the obligations, liabilities, claims and expenses arising under all Resident Agreements, Service Contracts, Licenses and Permits and Intangible Property assigned hereby prior to the date hereof.

Exhibit B - Page 1

4.             Indemnification of Assignor.  The Assignee shall indemnify, defend and hold harmless the Assignor from and against all of the obligations, liabilities, claims and expenses first arising under all Resident Agreements, Service Contracts, Licenses and Permits and Intangible Property assumed hereby from and after the date hereof.

5.             Successors and Assigns.  This Assignment shall be binding on, and inure to the benefit of, the parties hereto, their respective successors in interest, and their respective assigns.

6.             Governing Law.  This Assignment shall be governed by, and construed in accordance with, the laws of the State of Indiana.

7.             Counterparts.  This Assignment may be executed in two or more counterparts, all of which shall be construed together as a single instrument.

[SIGNATURE PAGE FOLLOWS]

Exhibit B - Page 2

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Assignment as a sealed instrument as of the day and year first hereinabove written.

ASSIGNOR:

,
a

By:	,
Name:
Its:

ASSIGNEE:

,
a

By:	,
Name:
Its:

Exhibit B - Page 3

EXHIBIT A

RESIDENT AGREEMENTS

EXHIBIT B

SERVICE CONTRACTS

EXHIBIT C

FORM OF BILL OF SALE

(See attached copy.)

BILL OF SALE

Reference is hereby made to that certain Purchase and Sale Agreement, dated as of [                        ] (the “Purchase Agreement”), between                                             , a                                  (the “Seller”) and                                       , a                                  (the “Purchaser”), pursuant to which the Seller has agreed to sell, and the Purchaser has agreed to purchase, certain land and other property, including, without limitation, the [    ]-unit assisted living/independent living community known as [                        ] and having an address at [                        ] (the “Facility”).  Capitalized terms used and not otherwise defined in this Bill of Sale shall have the meanings given such terms in the Purchase Agreement.

The Seller, for good and valuable consideration paid by the Purchaser, the receipt and sufficiency of which are hereby acknowledged, by these presents does hereby BARGAIN, SELL, ASSIGN AND DELIVER unto the Purchaser all of the Seller’s right, title and interest in and to the FF&E, the Files and Records and the Inventory related to the Facility (collectively, the “Subject Property”).

THE SELLER HEREBY WARRANTS TO THE PURCHASER THAT THE SELLER IS THE LAWFUL OWNER OF THE SUBJECT PROPERTY AND THE SUBJECT PROPERTY IS FREE AND CLEAR FROM THE RIGHTS AND CLAIMS OF OTHERS, BUT MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE SUBJECT PROPERTY, EXCEPT TO THE EXTENT SET FORTH IN THE PURCHASE AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WITH RESPECT TO THE SUBJECT PROPERTY, AND THE SAME IS SOLD IN AN “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, EXCEPT TO THE EXTENT SET FORTH IN THIS BILL OF SALE OR THE PURCHASE AGREEMENT.

TO HAVE AND TO HOLD the Subject Property unto the Purchaser, its successors and assigns forever.

This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Indiana.

Exhibit C - Page 1

IN WITNESS WHEREOF, this Bill of Sale has been duly executed as a sealed instrument effective as of                                         , 2011.

,
a

By:
Name:
Its:

Exhibit C - Page 2

EXHIBIT D

FORM OF FIRPTA CERTIFICATE

(See attached copy.)

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  To inform [•], the transferee of a U.S. real property interest (the “Transferee”), that withholding of tax is not required upon the disposition of such U.S. real property interest by [•], the transferor of a U.S. real property interest (the “Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

1.                                       The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.                                       The Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations;

3.                                       The Transferor’s U.S. taxpayer identification number is [•]; and

4.                                       The Transferor’s address is:

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he/she has examined this certification and, to the best of his/her knowledge and belief, it is true, correct and complete, and he/she further declares that he/she has the authority to sign this document on behalf of Transferor.

,
an Indiana [limited liability company][limited liability partnership]

By:
Name:
Its:

Date: [•], 2011